Exhibit 4.1

Execution Version

FOURTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Fourth Amendment”) is entered into as of July 6, 2023 by and among CAPSTONE GREEN ENERGY CORPORATION, a Delaware corporation formerly known as CAPSTONE TURBINE CORPORATION (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.), as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A.The Company, certain subsidiaries of the Company, the Purchaser and Collateral Agent are parties to a certain Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;

B.The Company has informed the Collateral Agent and the Purchasers that an Event of Default has occurred and is continuing pursuant to Section 8.1 of the Note Purchase Agreement as a result of its failure to satisfy (i) the financial covenant set forth in Section 6.08(b) of the Note Purchase Agreement, (ii) the requirement to timely deliver control agreements with respect to its Deposit Accounts and Securities Accounts maintained at Wells Fargo Bank, National Association and Western Alliance Bank set forth in Section 6.17 of the Note Purchase Agreement and Section 4.4.4(c) of the Pledge and Security Agreement, in each case, on or before the Fourth Amendment Effective Date (iii) the requirement to timely deliver notice with respect to the periodic reports that were filed with any securities exchange or Governmental Authority by the Company on or before the Fourth Amendment Effective Date in accordance with Section 5.1(s)(A)(i) of the Note Purchase Agreement (such Events of Default, together with any other Default or Event of Default arising in connection with the making (or deemed making) of any representation or warranty, a failure to provide notice, or the taking of any action, which such other Default or Event of Default would not have arisen but for such failure to comply with Section 6.08(b) and 6.17 of the Note Purchase Agreement and Section 4.4.4(c) of the Pledge and Security Agreement, and (iv) the requirement to make interest payments on the Interest Payment Date occurring on July 3, 2023 set forth in Section 2.7(e), collectively, the “Designated Events of Default”);

C.The Note Parties have requested that the Purchaser waive the Designated Events of Default and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Fourth Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.Effective as of the Fourth Amendment Effective Date, the parties hereto agree that in accordance with Section 10.05 of the Note Purchase Agreement as of the Second Amendment Effective Date (a) the Note Purchase Agreement is hereby further amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the pages of the Note Purchase Agreement attached as Annex A hereto, (b) Exhibit A-1 is hereby replaced in its entirety with Exhibit A-1 attached as Annex B hereto (c) Exhibit A-2 is hereby added to the Note Purchase Agreement as set forth in Annex C and (d) Schedule 6.24 is hereby added to the Note Purchase Agreement as set forth in Annex D.

B. WAIVER OF DESIGNATED EVENTS OF DEFAULT

Subject to the terms and conditions of this Fourth Amendment and in reliance upon the representations of the Note Parties set forth in Section D below, Collateral Agent and the Purchaser hereby permanently waive the Designated Events of Default and their right to take any action under the Note Purchase Agreement or the other Note Documents that they may otherwise have or have had as a result of the occurrence of the Designated Events of Default, including the right to charge interest at the default rate due to the occurrence of the Designated Events of Default. This is a limited, one-time waiver and, except as expressly set forth herein, shall not be deemed to: (a) constitute a waiver of any other Event of Default or any other breach of the Note Purchase Agreement or any of the other Note Documents, whether now existing or hereafter arising, (b) constitute a waiver of any right or remedy of Collateral Agent or the Purchaser under the Note Documents which does not arise as a result of the Designated Events of Default, or (c) establish a custom or course of dealing or conduct between Collateral Agent and the Purchaser, on the one hand, and the Note Parties on the other hand.

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Fourth Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Fourth Amendment shall not become effective, and the Note Parties shall have no rights under this Fourth Amendment, until:

1. The Purchaser shall have received executed counterparts to this Fourth Amendment from the Company, each other Note Party and the Purchaser.

2.Each of Collateral Agent’s advisors, including without limitation, Cleary Gottlieb Steen & Hamilton LLP and Deloitte LLP, shall have received from the Note Parties payment of all invoiced fees and expenses in immediately available funds, prior to or substantially simultaneously with the execution of this Fourth Amendment.

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D. REPRESENTATIONS

Each Note Party hereby represents and warrants to the Purchaser and Collateral Agent that:

1.Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.The execution, delivery and performance of this Fourth Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

E. FEES

1. On or before the Notes Maturity Date, Company shall pay to the Collateral Agent an amendment fee in an amount equal to 1.00% of the outstanding principal amount of Notes as of the Fourth Amendment Effective Date (the “Fourth Amendment Fee”) in immediately available funds, which Fourth Amendment Fee shall be paid to the Collateral Agent for the pro-rata benefit of the Purchasers. Such Fourth Amendment Fee shall be fully earned and non-refundable on the Fourth Amendment Effective Date.

F. OTHER AGREEMENTS

1.Continuing Effectiveness of Note Documents.  As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto.  To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Fourth Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Fourth Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2.Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Note Parties of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Note Parties to the Purchasers or any other obligation of the Note Parties,

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or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Note Parties, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected (except for the accounts identified in clause 9 of Section A, until such time deposit account control agreements are executed and delivered in accordance with clause 9 of Section A) and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4.Effect of Agreement.  Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent.  The execution, delivery and effectiveness of this Fourth Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement, in each case, except as expressly provided herein. This Fourth Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5.Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.No Novation.This Fourth Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7.Costs and Expenses.  The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8.Counterparts.  This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Fourth Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

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9.Binding Nature.  This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Fourth Amendment.

10.Entire Understanding.  This Fourth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.Release.  (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Fourth Amendment or any instrument executed on or prior to the date of this Fourth Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents.  The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein.  No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document.  The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Fourth Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise.  Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

[Signatures on following page]

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IN WITNESS WHEREOF, this Fourth Amendment has been duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION, as the Company and as a Note Party

By:	/s/ Darren Jamison
Name:	Darren Jamison
Title:	President & Chief Executive Officer

Guarantors:

CAPSTONE TURBINE INTERNATIONAL, INC.

By:	/s/ Darren Jamison
Name:	Darren Jamison
Title:	President & Chief Executive Officer

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By:	/s/ Darren Jamison
Name:	Darren Jamison
Title:	President & Chief Executive Officer

[Signature Page to Fourth Amendment to Note Purchase Agreement]

BROAD STREET CREDIT HOLDINGS LLC as Purchaser

By:	/s/ Greg Watts
Name:	Greg Watts
Title:	Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By:	/s/ Greg Watts
Name:	Greg Watts
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Note Purchase Agreement]

Annex A

AMENDED & RESTATED NOTE PURCHASE AGREEMENT

dated as of October 1, 2020

among

CAPSTONE TURBINE CORPORATION,

as Company,

and

CERTAIN SUBSIDIARIES,

as Guarantors,

VARIOUS PURCHASERS,

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.),

as Collateral Agent

________________________________________________________

$50,000,000 Senior Secured Notes

________________________________________________________

TABLE OF CONTENTS

Page

SECTION 1DEFINITIONS AND INTERPRETATION1

1.1Definitions1

1.2Accounting Terms, Financials Statements, Calculations, Etc~~36~~40

1.3Interpretation, Etc~~37~~41

SECTION 2NOTES~~38~~43

2.1Issuance and Purchase of the Notes~~38~~43

2.2Issuance of the Notes~~.39~~44

2.3[Reserved].~~39~~44

2.4[Reserved].~~39~~44

2.5Use of Proceeds~~39~~44

2.6Evidence of Debt; Register~~40~~45

2.7Interest on Notes~~40~~45

2.8Conversion.~~41~~47

2.9Default Interest~~41~~47

2.10Fees~~42~~48

2.11Scheduled Payments~~42~~48

2.12Voluntary Prepayments~~42~~48

2.13Mandatory Prepayments~~42~~48

2.14Application of Prepayments/Reductions~~44~~50

2.15General Provisions Regarding Payments~~45~~51

2.16Ratable Sharing~~46~~52

2.17Making or Maintaining ~~LIBO~~SOFR Rate Notes.~~47~~53

2.18Increased Costs; Capital Adequacy~~49~~57

2.19Taxes; Withholding, Etc.~~50~~58

2.20Obligation to Mitigate~~53~~61

2.21[Reserved].~~53~~61

2.22[Reserved].~~53~~61

2.23Representations and Warranties by the Purchasers~~53~~61

SECTION 3CONDITIONS PRECEDENT~~55~~62

3.1Closing Date~~55~~62

3.2Conditions to Credit Date~~59~~66

3.3Additional Notes Closing Date~~.59~~67

3.4Conditions Subsequent to the Closing Date~~61~~68

SECTION 4REPRESENTATIONS AND WARRANTIES~~61~~68

4.1Organization; Requisite Power and Authority; Qualification~~61~~68

4.2Capital Stock and Ownership~~61~~69

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4.3Due Authorization~~61~~69

4.4No Conflict~~61~~69

4.5Governmental Consents~~62~~69

4.6Binding Obligation~~62~~70

4.7Historical Financial Statements~~62~~70

4.8Projections~~62~~70

4.9No Material Adverse Change~~63~~70

4.10[Reserved].~~63~~70

4.11Adverse Proceedings, etc~~63~~70

4.12Payment of Taxes~~63~~71

4.13Properties~~63~~71

4.14Environmental Matters~~64~~71

4.15No Defaults~~64~~72

4.16Material Contracts~~65~~72

4.17Governmental Regulation~~65~~72

4.18Federal Reserve Regulations; Exchange Act~~65~~73

4.19Employee Matters~~65~~73

4.20Employee Benefit Plans~~65~~73

4.21Certain Fees~~66~~74

4.22Solvency~~66~~74

4.23[Reserved].~~66~~74

4.24Compliance with Statutes, Etc~~66~~74

4.25Disclosure~~67~~74

4.26Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.~~67~~75

4.27Private Offering~~68~~75

SECTION 5AFFIRMATIVE COVENANTS~~68~~76

5.1Financial Statements and Other Reports~~68~~76

5.2Existence~~72~~80

5.3Payment of Taxes and Claims~~72~~80

5.4Maintenance of Properties~~72~~81

5.5Insurance~~72~~81

5.6Books and Records; Inspections~~73~~81

5.7Meetings~~73~~82

5.8Compliance with Laws~~73~~82

5.9Environmental~~74~~82

5.10Additional Guarantors~~75~~83

5.11Additional Locations and Material Real Estate Assets~~75~~84

5.12[Reserved]~~76~~85

5.13Further Assurances~~76~~85

5.14Miscellaneous Covenants~~77~~85

5.15Post Closing Matters~~77~~85

5.16CARES Act Indebtedness~~77~~86

5.17Rental Fleet~~78~~86

5.18Milestones87

5.19Financial Advisor88

5.20Collateral Questionnaire88

5.21Deposit Account Control Agreements89

SECTION 6NEGATIVE COVENANTS~~78~~89

6.1Indebtedness~~78~~89

6.2Liens~~80~~91

6.3Equitable Lien~~82~~92

6.4No Further Negative Pledges~~82~~93

6.5Restricted Junior Payments~~82~~93

6.6Restrictions on Subsidiary Distributions~~83~~93

6.7Investments~~83~~93

6.8Financial Covenants~~84~~94

6.9Fundamental Changes; Disposition of Assets; Acquisitions~~84~~96

6.10Disposal of Subsidiary Interests~~86~~97

6.11Sales and Lease-Backs~~86~~97

6.12Transactions with Shareholders and Affiliates~~86~~97

6.13Conduct of Business~~86~~97

6.14[Reserved].~~86~~98

6.15Compliance with Reporting Requirements~~87~~98

6.16Fiscal Year; Accounting Policies~~87~~98

6.17Deposit Accounts and Securities Accounts~~87~~98

6.18Amendments to Organizational Agreements and Material Contracts~~87~~98

6.19Prepayments of Certain Indebtedness~~87~~98

6.20Use of Proceeds~~87~~99

6.21Equity Issuances~~88~~99

6.22Additional Matters~~88~~99

SECTION 7GUARANTY~~88~~99

7.1Guaranty of the Obligations~~88~~99

7.2Contribution by Guarantors~~88~~99

7.3Payment by Guarantors~~89~~100

7.4Liability of Guarantors Absolute~~89~~100

7.5Waivers by Guarantors~~91~~102

7.6Guarantors’ Rights of Subrogation, Contribution, Etc~~92~~103

7.7Subordination of Other Obligations~~92~~103

7.8Continuing Guaranty~~93~~104

7.9Authority of Guarantors or Company~~93~~104

7.10Financial Condition of Company~~93~~104

7.11Bankruptcy, etc~~93~~104

7.12Discharge of Guaranty Upon Sale of Guarantor~~94~~105

SECTION 8EVENTS OF DEFAULT~~94~~105

8.1Events of Default~~94~~105

8.2Company’s Right to Cure~~97~~108

SECTION 9COLLATERAL AGENT~~97~~109

9.1Appointment of Collateral Agent~~97~~109

9.2Powers and Duties~~98~~109

9.3General Immunity~~98~~109

9.4Collateral Agent Entitled to Act as Purchaser~~100~~111

9.5[Reserved].~~100~~111

9.6Right to Indemnity~~100~~111

9.7Successor Collateral Agent~~101~~112

9.8Collateral Documents and Guaranty~~102~~113

9.9[Reserved].~~103~~115

9.10Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim~~104~~115

SECTION 10MISCELLANEOUS~~104~~116

10.1Notices~~104~~116

10.2Expenses~~106~~117

10.3Indemnity and Related Reimbursement.~~107~~118

10.4Set-Off~~108~~119

10.5Amendments and Waivers~~108~~120

10.6Successors and Assigns; Transferees~~110~~122

10.7Independence of Covenants~~113~~124

10.8Survival of Representations, Warranties and Agreements~~113~~124

10.9No Waiver; Remedies Cumulative~~113~~124

10.10Marshalling; Payments Set Aside~~113~~124

10.11Severability~~114~~125

10.12Obligations Several; Actions in Concert~~114~~125

10.13Headings~~114~~125

10.14APPLICABLE LAW~~114~~125

10.15CONSENT ~~TO~~TO JURISDICTION~~114~~126

10.16WAIVER OF JURY TRIAL~~115~~126

10.17Confidentiality~~116~~127

10.18Usury Savings Clause~~116~~128

10.19Effectiveness; Counterparts~~117~~128

10.20Entire Agreement~~117~~128

10.21PATRIOT Act~~117~~128

10.22Electronic Execution of Transfers and Note Documents~~117~~129

10.23No Fiduciary Duty~~118~~129

APPENDICES:AInitial Notes Purchase Commitments
BNotice Addresses

SCHEDULES:1.1(b)Certain Material Real Estate Assets
4.1Jurisdictions of Organization and Qualification
4.2Capital Stock and Ownership
4.13Real Estate Assets
4.16Material Contracts
5.15Certain Post Closing Matters
6.1Certain Indebtedness
6.2Certain Liens
6.7Certain Investments
6.12Certain Affiliate Transactions

6.24Certain Employee Retention Plans

EXHIBITS:A-1Funding Notice

~~EXHIBITS:~~A-2~~Funding~~Conversion/Continuation Notice
BLetter of Direction
CCompliance Certificate
DTransfer Agreement
E-1U.S. Tax Compliance Certificate
E-2[Reserved]
E-3[Reserved]
E-4U.S. Tax Compliance Certificate
F-1Closing Date Certificate
F-2Solvency Certificate
GCounterpart Agreement
HLandlord Collateral Access Agreement
IIntercompany Note

JSenior Secured Note

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NOTE PURCHASE AGREEMENT

This AMENDED & RESTATED NOTE PURCHASE AGREEMENT, dated as of October 1, 2020, is entered into by and among CAPSTONE TURBINE CORPORATION (“Company”), as issuer, certain Subsidiaries of Company from time to time party hereto, the Purchasers party hereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.) (“GSSLG”), as collateral agent (in such capacity, “Collateral Agent”) and amends and restates and supersedes in its entirety that certain Note Purchase Agreement dated February 4, 2019 (the “Original Agreement”), as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5, by and among the Company and GSSLG as Initial Purchaser and Collateral Agent.

RECITALS:

WHEREAS, Purchasers  have agreed to purchase senior secured notes from the Company in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used, among other things, for the purposes set forth in Section 2.5, in each case to the extent permitted hereunder;

WHEREAS, Company and the other Guarantors party hereto have agreed to guarantee the Obligations of the other Note Parties hereunder and to secure all such Persons’ respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets, including a pledge of all of the Capital Stock issued by any Subsidiary of Company, in each case, other than Excluded Property and subject to the limitations set forth herein and in the Collateral Documents;

WHEREAS, the Original Agreement was amended by Amendment No. 1 on July 23, 2019, by Amendment No. 2 on December 9, 2019, by Amendment No. 3 on April 24, 2020, by Amendment No. 4 on May 14, 2020 and by Amendment No. 5 on June 16, 2020; and

WHEREAS, the parties hereto, which parties include each of the parties to the Original Agreement, have agreed pursuant to Section 10.5 of the Original Agreement to amend and restate the Original Agreement, as so amended, as set forth herein.

NOW, THEREFORE, to induce Purchasers to purchase the Notes from Company and in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1DEFINITIONS AND INTERPRETATION

1.1Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Auditor” means (i) Marcum LLP, (ii) a “Big Four” accounting firm, (iii) an independent certified public accountant of recognized national standing, (iv) a regional “mid-tier” firm of good public standing approved by the Public Company Accounting Oversight

Board selected by Company or (v) any other independent certified public accountant reasonably satisfactory to Requisite Purchasers.

“Accounts” means all “accounts” (as defined in the UCC) of Company (or, if referring to another Person, of such Person), including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business, a substantial portion of the property or assets of, or a substantial portion of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Acquisition Consideration” means, with respect to any Permitted Acquisition or any other acquisition of any property or assets by any Person (including in connection with an Asset Sale consummated by a Note Party), the aggregate purchase consideration for such Permitted Acquisition or other Acquisition and all other payments by Company or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Permitted Acquisition or other Acquisition, whether paid in cash, by issuance of a note, or by exchange of Capital Stock or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Permitted Acquisition or other Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, Earn Out Obligations, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business.  For purposes of this Agreement, any such consideration not consisting of Cash paid or payable upon the closing of any such Permitted Acquisition or other Acquisition shall be valued at the principal amount thereof in the case of notes or other debt Securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Earn Out Obligations or similar deferred contingent payment obligations, and reasonably estimable fair market value in the case of any other non-Cash consideration; provided that, for the avoidance of doubt, Acquisition Consideration shall not include any Earn Out Obligations or similar consideration to the extent such amounts are no longer payable due to any failure to satisfy the conditions to payment of such Earn Out Obligations or similar consideration.

“Additional Notes” means an Additional Note purchased by a Purchaser pursuant to Section 2.1(b)(ii).

“Additional Notes Closing Date” means the date on which the Additional Notes were issued and purchased by the Purchasers, which occurred on October 1, 2020.

“Additional Notes Purchase Commitment” means the commitment of a Purchaser to purchase Additional Notes and “Additional Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate.  The amount of each Purchaser’s Additional Notes Purchase Commitment, if any, is set forth on Appendix A-2 or in the applicable assignment agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Additional Notes Purchase Commitments as of the Additional Notes Closing Date is $20,000,000.

~~“Adjusted LIBO Rate” means, for any Interest Rate Determination Date, the greater of (x) 1.00% per annum, and (y) the rate per annum obtained by dividing (i)(a) the rate per annum equal to the rate determined by Requisite Purchasers to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page that displays such rate) or on the appropriate page of any other information service that publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (the rate referenced in this clause (a), the “Eurodollar Screen Rate”), or (b) in the event the Eurodollar Screen Rate is not available, the rate per annum equal to the offered rate, truncated at five decimal digits, that is set forth on or in such other available quotation page or service as is acceptable to Requisite Purchasers in their sole discretion and that provides an average ICE Benchmark Administration Limited Interest Settlement Rate or another London interbank offered rate administered by any other Person that takes over the administration of such rate for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available or if such information, in the reasonable judgment of Requisite Purchasers, shall cease to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Requisite Purchasers, the rate per annum equal to the rate determined by Requisite Purchasers to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.~~

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened in writing against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected ~~Portion~~Notes” as defined in Section ~~2.17(c)~~2.17(c).

“Affected Purchaser” as defined in Section ~~2.17(c)~~2.17(c) .

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.  Notwithstanding anything in this definition to the contrary, neither the Warrant Holder nor any of its affiliates shall be considered an “Affiliate” of any Note Party or of any Subsidiary of any Note Party.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Amended & Restated Note Purchase Agreement, as amended, restated, amended and restated, or otherwise modified from time to time.

“Amendment No. 1” means that certain Amendment No. 1 to this Note Purchase Agreement dated as of July 23, 2019 by and among the ~~Issuer~~Company and the Purchaser.

“Amendment No. 2” means that certain Amendment No. 2 to this Note Purchase Agreement dated as of December 9, 2019 by and among the ~~Issuer~~Company and the Purchaser.

“Amendment No. 3” means that certain Amendment No. 3 to this Note Purchase Agreement dated as of April 24, 2020 by and among the ~~Issuer~~Company and the Purchaser.

“Amendment No. 4” means that certain Amendment No. 4 to this Note Purchase Agreement dated as of May 14, 2020 by and among the ~~Issuer~~Company and the Purchaser.

“Amendment No. 5” means that certain Amendment No. 5 to this Note Purchase Agreement dated as of June 16, 2020 by and among the ~~Issuer~~Company and the Purchaser.

“Amendment No. 1 Effective Date” means July 23, 2019.

“Amendment No. 2 Effective Date” means December 9, 2019.

“Amendment No. 3 Effective Date” means April 24, 2020.

“Amendment No. 4 Effective Date” means May 14, 2020.

“Amendment No. 5 Effective Date” means June 16, 2020.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Applicable Margin” means (i) in the case of SOFR Rate Notes ~~bearing interest at the Adjusted LIBO Rate~~, a percentage, per annum, equal to 8.75% and (ii) in the case of Notes bearing interest at the Base Rate, a percentage, per annum, equal to 7.75%.

~~“Applicable Reserve Requirement” means, at any time, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Note is to be determined, or (ii) any category of extensions of credit or other assets that include LIBO Rate Note.  A LIBO Rate Note shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Purchaser.  The rate of interest on a LIBO Rate Note shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.~~

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Note Party provides to Purchasers pursuant to any Note Document or the transactions contemplated therein that is distributed to Collateral Agent or Purchasers by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a plan of division), exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with Company or any other Note Party), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of Company’s Subsidiaries, other than inventory sold or leased to unaffiliated customers in the ordinary course of business.  For purposes of clarification, “Asset Sale” shall (x) include (A) the sale or other disposition for value of any contracts and (B) the early termination or modification of any contract resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto) and (y) exclude a sale or issuance by Company of its own common stock (including, for the avoidance of doubt, in connection with any at the market offering of Company’s Capital Stock).

“Asset Sale Reinvestment Amounts” as defined in Section 2.13(a).

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, or, if approved by Requisite Purchasers, any other officer position with similar authority; provided, that the secretary or assistant secretary of such Person, or another officer of such Person satisfactory to Requisite Purchasers, shall have delivered an incumbency certificate to Purchasers verifying the authority of such Authorized Officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of the term “Interest Period” pursuant to Section 2.17.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of ~~1~~1.00% ~~and~~, (iii) ~~4%~~the sum of (a) Adjusted Term SOFR (after giving effect to the Floor) for a one month tenor in effect on such day plus (b) the difference between the Applicable Margin for SOFR Rate Notes and the Applicable Margin for Base Rate Notes, and (iv) the Floor.  Any change in the Base Rate due to a change in the Prime Rate ~~or~~, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate ~~or~~, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Base Rate Notes” means a Note bearing interest at a rate determined by reference to the Base Rate.

~~“Benchmark Delayed Discontinuance Event” means the occurrence of one or more of the following events with respect to the Adjusted LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBO Rate announcing that such administrator will cease at a future date to provide the Adjusted LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate will cease to provide the Adjusted LIBO Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; or (3) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it will invoke, permanently or indefinitely, its insufficient submissions policy.~~

            “Base Rate Term SOFR Determination Day” as defined in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Collateral Agent for the applicable Benchmark Replacement Date:

a.	The sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); or
b.

the sum of: (i) the alternate benchmark rate that has been selected by the Collateral Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the interest rate specified in clause (a) of the definition of “Floor”, the Benchmark Replacement will be deemed to be the interest rate specified in clause (a) of the definition of “Floor” for the purposes of this Agreement and the other Note Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Collateral Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Collateral Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

a.

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

b.

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark ~~Discontinuation~~Transition Event” means ~~a~~the occurrence of one or more of the following events with respect to the then-current Benchmark ~~Delayed Discontinuance Event or a Benchmark Immediate Discontinuance Event.~~:

a.

~~“Benchmark Immediate Discontinuance Event” means (1) a public statement by the regulatory supervisor for the administrator of the Adjusted LIBO Rate or any Governmental Authority having jurisdiction over the Purchasers announcing that the Adjusted LIBO Rate is no longer representative or may no longer be used; (2)~~ a public statement or publication of information by or on behalf of the administrator of ~~the Adjusted LIBO Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the Adjusted LIBO Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~, and~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Adjusted LIBO Rate; (3~~any Available Tenor of such Benchmark (or such component thereof);

b.

a public statement or publication of information by the regulatory supervisor for the administrator of ~~the Adjusted LIBO Rate, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~the Adjusted LIBO Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the Adjusted LIBO Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the Adjusted LIBO Rate~~such Benchmark (or such component), which states that the administrator of ~~the Adjusted LIBO Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the Adjusted LIBO Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~, and~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Adjusted LIBO Rate; (4) the Adjusted LIBO Rate is not published by the administrator of the Adjusted LIBO Rate for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of the Adjusted LIBO Rate or by the regulatory supervisor for the administrator of the Adjusted LIBO Rate; (5) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it has invoked, permanently or indefinitely, its insufficient submissions policy~~any Available Tenor of such Benchmark (or such component thereof); or ~~(6) a~~

c.

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark ~~Delayed Discontinuance Event has~~Transition Event” will be deemed to have occurred ~~and the Adjusted LIBO Rate event about which~~with respect to any Benchmark if a public statement or publication of information ~~is made giving rise to~~set forth above has occurred with respect to each then-current Available Tenor of such Benchmark ~~Delayed Discontinuance Event has actually occurred or transpired~~(or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Purchasers.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means Collateral Agent and each Purchaser.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time.

“CARES Act Account” has the meaning set forth in Section 5.16.

“CARES Act Indebtedness” has the meaning set forth in Section 6.1(o) of this Note Purchase Agreement.

“CARES Act Permitted Purposes” means, with respect to the use of proceeds of any CARES Act Indebtedness, the purposes set forth in Section 1106(b) of the CARES Act and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for the CARES Act Indebtedness to be eligible for forgiveness.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., in each case of sub-clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within one year after such date, and have, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (iv) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Warrant Holder or any of its affiliates (a) shall have acquired beneficial ownership or control of 25% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of Company and/or (2) the economic interests in the Capital Stock of Company, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Company; or (ii) the majority of the seats (other than vacant seats) on the Board of Directors of Company cease to be occupied by Persons who either (a) were members of the Board of Directors of Company on the Closing Date, or (b) were nominated for election by the Board of Directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chief financial officer or, if approved by Requisite Purchasers, any other officer position with similar financial responsibility; provided, that the secretary or assistant secretary of such Person, or another officer of such Person satisfactory to Requisite Purchasers, shall have delivered an incumbency certificate to the Purchasers verifying the authority of such Authorized Officer.

“Closing Date” means the date on which the Notes were issued and purchased by the Purchasers, which occurred on February 4, 2019.

“Closing Date Certificate” means a certificate dated as of the Closing Date or the Additional Notes Closing Date, as applicable, and substantially in the form of Exhibit F-1.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated thereunder. For the avoidance of doubt, references to specific sections of the Code shall include references to Treasury regulations interpreting such sections.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted pursuant to the Collateral Documents as security for the Obligations, but excluding, for the avoidance of doubt, Excluded Property.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Landlord Collateral Access Agreements, and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Note Party or any other Person pursuant to this Agreement or any of the other Note Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Note Party as security for the Obligations, in each case, as the same may be amended, restated, amended and restated or otherwise modified from time to time.

“Collateral Questionnaire” means the Perfection Certificate dated as of the date hereof or a collateral questionnaire and/or perfection certificate in form satisfactory to Collateral Agent, in each case, that provides information with respect to the personal or mixed property of each Note Party and their respective Subsidiaries and Controlled Entities.

“Commitment” means any Initial Notes Purchase Commitment or Additional Notes Purchase Commitment and “Commitments” means all of the Initial Notes Purchase Commitments and Additional Notes Purchase Commitments of all Purchasers.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17(d) and other technical, administrative or operational matters) that the Collateral Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Collateral Agent in a manner substantially consistent with market practice (or, if the Collateral Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Note Documents).

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) in each case to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a)  Consolidated Interest Expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period) plus (f) restructuring charges and similar charges, fees, costs, expenses, and reserves related to severance, relocation, integration, the opening, closing or consolidation of facilities or lines of business (including contract and/or lease termination), subject to a cap of $500,000 for any Fiscal Year plus (g) changes in warrant valuation plus (h) fees, costs and expenses incurred in connection with the issuance of warrants, plus (i) the amount of non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned Subsidiaries, plus (j) fees, costs and expenses associated with (x) the negotiation of this Agreement and the other Note Documents and the consummation of the transactions contemplated herein and therein (including any Transaction Costs), and (y) all amendments, waivers, consents and other modifications hereto and thereto undertaken from time to time after the Closing Date, plus (k) non-ordinary course losses and extraordinary, unusual, or non-

recurring charges, costs, expenses losses, or other items, subject to a cap of $250,000 for any Fiscal Year, minus (iii) in each case to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (b) interest income, plus (c) other non-ordinary course income plus (d) any Restricted Junior Payments by Company in the form of Cash distributions and/or dividends; provided that, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Adjusted EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedge Agreements for currency exchange risk) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-Cash items.

Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 6.8 or any other calculation herein using Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Notes incurred during such period); provided, that, notwithstanding anything to the contrary in this Agreement, the foregoing adjustments shall be subject to the approval of Requisite Purchasers in their sole discretion for all purposes of this Agreement.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or similar items”, or that should otherwise be capitalized, as reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Sections 2.10 payable on or before the Closing Date. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period that would otherwise start before the Closing Date, such period shall instead start on the Closing Date and Consolidated Interest Expense shall be an amount equal to Consolidated Interest Expense from the Closing Date through the last day of such period multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the last day of such period.

“Consolidated Liquidity” means, at any time of determination, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the Qualified Cash of Company and its Subsidiaries.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) in each case to the extent otherwise included in such net income (or loss) and without duplication, (a) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (b) the income (or loss) of any Person accrued prior to the date it becomes a Note Party or is merged into or consolidated with any Note Party or that Person’s assets are acquired by any Note Party, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative amount) equal to the difference of (a) the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition minus (b) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means (a) any Deposit Account of a Note Party that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Note Party that is subject to a Securities Account Control Agreement.

“Controlled Entity” means any Note Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Note Party pursuant to Section 5.10.

“Credit Date” means the date of the issuance and purchase of Notes.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Collateral Agent reasonably decides that any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Note Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)).

“Disqualified Capital Stock” means any Capital Stock, other than the Warrants, that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is one hundred eighty days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Payment in Full of all Obligations.

“Distribution” as defined in Section 7.7.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Earn Out Obligations” means any obligation or liability consisting of an earnout or similar deferred purchase price that is issued or otherwise incurred as consideration for any acquisition of any property.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the SEC or any replacement system.

“Eligible CARES Act Indebtedness” means all CARES Act Indebtedness incurred by the Note Parties and their Subsidiaries, excluding any CARES Act Indebtedness that is denied forgiveness by the applicable lender or Governmental Authority or for which the Note Parties do not timely submit appropriate documents required to have such CARES Act Indebtedness forgiven.

“Eligible Transferee” means (i) (a) any Purchaser, any Affiliate of any Purchaser and any Related Fund (any two or more Related Funds being treated as a single Eligible Transferee for all purposes hereof) (in each case, other than a Natural Person), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and extends credit or buys notes as one of its businesses provided that with respect to subclause (b), Requisite Purchasers’ consent shall be required for any such Person to become a Purchaser, and (ii) any other Person (other than a Natural Person) approved by Company (so long as no Default or Event of Default has occurred and is continuing, it being understood that Company shall be deemed to have approved such Person if Company fails to either approve or reject such Person within five (5) Business Days after any request for such approval by any Purchaser); provided, (x) neither Company nor any Affiliate of Company shall, in any event, be an Eligible Transferee and (y) no Person owning or controlling any trade obligations or Indebtedness of any Note Party (other than the Obligations) or any Capital Stock of any Note Party (in each case, other than (I) Warrant Holder and its affiliates, and (II) any other Person approved by Requisite Purchasers) shall, in any event, be an Eligible Transferee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules,

regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(viii) the occurrence of an act or omission that could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (i) payroll accounts or employee benefits accounts as long as in the case of payroll accounts, the total amount on deposit at any time does not exceed the current expected amount of payroll obligations of the Note Parties, (ii) zero balance accounts maintained by the Note Parties, as long as any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by Collateral Agent under the applicable control agreement with respect to such Controlled Account), (iii) accounts, the amounts on deposit in which do not exceed an average monthly balance of $50,000 for all such accounts in the aggregate at any one time ~~and~~(excluding the accounts under clause (v) below), (iv) any segregated accounts holding solely Cash collateral for a third party to the extent such Lien is permitted under Section 6.2(n) hereof, the aggregate balance of which shall not at any time exceed 105% of the face value of such obligations~~.~~ and (v) accounts maintained at Wells Fargo Bank, National Assocaition with account numbers 4443331152 and 4121826069; for so long as the aggregate balance in such accounts does not exceed $50,000 for any two (2) consecutive Business Day period.

“Excluded Property” has the meaning set forth in the Pledge and Security Agreement.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Business Financing Agreement dated as of June 2, 2017 between Company and Western Alliance Bank, as amended on June 1, 2018 and as in effect on the Closing Date immediately prior to giving effect to any payment of such Indebtedness and other obligations on the Closing Date.

“Existing Note Purchase Agreement” means the Original Agreement as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5.

“Extraordinary Receipts” means any net Cash proceeds received by or paid for the account of Company or any of its Subsidiaries outside of the ordinary course of such Person’s business and any such payments in respect of purchase price adjustments (excluding working capital adjustments), tax refunds, judgments, settlements for actual or potential litigation or similar claims, pension plan reversions, indemnity payments, payments in respect of Earn Out Obligations or Seller Financing Indebtedness, and similar payments; provided, however, that “Extraordinary Receipts” shall not include (i) proceeds of any indemnity payment to the extent that no Event of Default exists at the time of receipt of such proceeds and such proceeds are promptly (and in any event within five Business Days) used to pay related third party claims and expenses, (ii) proceeds otherwise subject to Sections 2.13(a) through 2.13(g) or (iii) to the extent any such amounts are (A) immediately payable to a Person that is not an Affiliate of the Note Parties pursuant to an arrangement permitted under this Agreement or (B) received by the Note Party or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by a Note Party.

“Extraordinary Receipts Reinvestment Amounts” as defined in Section 2.13(h).

“Extraordinary Receipts Reinvestment Period” as defined in Section 2.13(h).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLG.

“Fee Letter” means the letter agreements between Company and GSSLG dated February 4, 2019 with respect to the Initial Note Closing Date and October 1, 2020 with respect to the Additional Note Closing Date, as applicable.

“Financial Advisor” means Riveron Consulting, LLC or another advisor acceptable to Collateral Agent in its sole discretion.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of Company that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and to the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral not consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations, or other obligations that arise and have higher priority by operation of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on March 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means (a) with respect to Adjusted Term SOFR and any Benchmark Replacement, 1.00% per annum and (b) with respect to the Base Rate, 4.00% per annum.

“Fourth Amendment” means the Fourth Amendment to the Note Purchase Agreement, dated as of the Fourth Amendment Effective Date.

“Fourth Amendment Effective Date” means July 5, 2023.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A~~-1~~-1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” means Goldman Sachs & Co. LLC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSSLG” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) Company, to the extent that Company is not already the primary obligor in respect of any Obligations, (b) each Subsidiary of Company that executes this Agreement on the Closing Date, and (c) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guarantor Subsidiary” means each Guarantor (other than Company).

“Guaranty” means (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guaranty of the Obligations that is made by any other Guarantor in favor of Collateral Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any Interest Rate Agreement, any Currency Agreement, and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by Company or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended March 31 2018 and (ii) the unaudited financial statements of Company and its Subsidiaries, for the Fiscal Quarters ended June 30, 2018 and September 30, 2018, in each case as filed with the Securities and Exchange Commission.

“Home Page” means the Company’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as http://www.capstoneturbine.com or such other universal resource locator that it shall designate in writing to the Purchasers as its corporate home page on the World Wide Web.

“Immaterial Fee-Owned Properties” means, as of any date of determination, any individual fee-owned Real Estate Asset having a fair market value less than $1,000,000;

provided that, notwithstanding the foregoing, (a) if at any time Company and its subsidiaries own, in the aggregate, multiple fee-owned Real Estate Assets that, in the aggregate, have a fair market value in excess of $2,500,000, then Company shall notify Purchasers thereof and Requisite Purchasers shall have the option, exercisable in its sole discretion, to designate any such Real Estate Assets as Material Real Estate Assets, and (b) any fee-owned Real Estate Asset designated as a Material Real Estate Asset pursuant to clause (iii) of the definition thereof and any fee-owned Real Estate Asset set forth on Schedule 1.1(b) shall not constitute “Immaterial Fee-Owned Properties”.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or any trade payable incurred in the ordinary course of business unless (a) more than forty-five (45) days past due, or (b) such obligation is evidenced by a note or a similar written instrument), including any Earn Out Obligations and Seller Financing Indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the

“principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Company and its subsidiaries thereunder.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out (i) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to purchase any Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” means, each of Collateral Agent and any Purchaser, and each of their respective affiliates, officers, partners, members, Directors, trustees, employees, agents and sub-agents.

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Notes” means the Notes issued by Company and purchased by a Purchaser pursuant to Section 2.1(a)(i).

“Initial Notes Purchase Commitment” means the commitment of a Purchaser to make or otherwise purchase the Initial Notes and “Initial Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Initial Notes Purchase Commitment, if any, is set forth on Appendix A-1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Notes Purchase Commitments as of the Closing Date immediately prior to giving effect to the purchasing of the Initial Notes was $30,000,000.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any related fund of any holder of any Note.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Note Parties and their Subsidiaries, substantially in the form of Exhibit I.

“Interest Payment Date” means with respect to (i) any Base Rate Note (a) the last day of each month, commencing on the Additional Notes Closing Date and (b) the final maturity date of such Notes; and (ii) any SOFR Rate Note ~~bearing interest at the Adjusted LIBO Rate~~, the last day of each Interest Period applicable to such Note; provided, in the case of each Interest Period of longer than six months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with any SOFR Rate Note ~~bearing interest at the Adjusted LIBO Rate,~~ an interest period of one-, ~~two-,~~ three- or six-months, (in each case, subject to the availability thereof) as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, commencing on October 1, 2020; and thereafter, commencing on (and including) the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; ~~and~~ (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month and (c) no tenor that has been removed from this definition pursuant to Section 2.17 shall be available for specification in such Funding Notice or Conversion/Continuation Notice.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations, (ii) approved by Requisite Purchasers, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two U.S. Government Securities Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of inventory to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Bank” as defined in Section 5.18.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H (or such other form as agreed to by Collateral Agent).

“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Note or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, as the case may be.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidation Event” means any voluntary or involuntary dissolution, liquidation or winding up of Company.

“Majority-in-Interest” means holders of Company’s Capital Stock accounting for 50% or more of the voting power of all of the Capital Stock of Company.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets or financial condition of Company and its Subsidiaries taken as a whole; (ii) the ability of any Note Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document to which it is a party; (iv) the validity, perfection or priority of a Lien in favor of Collateral Agent for the benefit of Secured Parties on the Collateral, taken as a whole, or (vi) the rights, remedies and benefits available to, or conferred upon, Collateral Agent, any Purchaser or any other Secured Party under any Note Document.

“Material Contract” means any and all contracts or other arrangements to which Company or any of its Subsidiaries is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect together with those contracts and arrangements that are otherwise listed on Schedule 4.16.

“Material Indebtedness” means (i) Indebtedness (other than the Obligations) of any one or more of Company and its Subsidiaries with an individual principal amount (or Swap Termination Value) of $250,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $500,000 or more and (ii) any CARES Act Indebtedness.”

“Material Real Estate Asset” means any and all of the following: (i) all fee-owned Real Estate Assets other than any Immaterial Fee-Owned Properties, (ii) any Real Estate Asset that Requisite Purchasers determine after the Closing Date, in their sole discretion, to be material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any of Company and its Subsidiaries and designate in writing to be a “Material Real Estate Asset”, and (iii) any Real Estate Asset listed on Schedule 1.1(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to Collateral Agent.

“Mortgaged Real Estate Documents” means, with respect to each Material Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i)one or more fully executed and notarized Mortgages encumbering such Material Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii)(a) ALTA mortgagee title insurance policies or, solely to the extent that Collateral Agent in its sole discretion waives the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (c) evidence satisfactory to Collateral Agent that such Note Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iii)(A) a completed Flood Certificate with respect to each such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance satisfactory to Collateral Agent in its sole discretion; (B) if the Flood Certificate indicates that such Material Real Estate Asset is located in a Flood Zone, Company’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Material Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent in its sole discretion, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent in its sole discretion;

(iv)ALTA surveys of such Material Real Estate Asset (other than any Leasehold Property), certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage and otherwise in form and substance satisfactory to Collateral Agent in its sole discretion;

(v)an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)reports and other information, in each case in form, scope and substance satisfactory to Requisite Purchasers in their sole discretion, regarding environmental matters relating to such Material Real Estate Asset.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide costs and expenses incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) any income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs and sales, transfer and other similar taxes payable in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) amounts deposited in escrow pursuant to the terms of the agreement governing such Asset Sale (only to the extent such proceeds remain in escrow) and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, less any applicable taxes payable with respect thereto or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including any income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received.

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such

Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“Non-U.S. Purchaser” as defined in Section 2.19(c).

“Note Document” means any of this Agreement, the Collateral Documents, the Fee Letter, the Notes and all other documents, certificates, instruments or agreements that are expressly designated pursuant to their terms to be “Note Documents” or are otherwise executed and delivered by or on behalf of a Note Party or any other Person for the benefit of Collateral Agent or any Purchaser in connection herewith, excluding, for the avoidance of doubt, the Warrants and any other documents related solely thereto.

“Note Party” means Company, as issuer, and each Guarantor.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Maturity Date” means the earlier of (i) ~~October~~September 1, ~~2023~~2024 and (ii) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Notice” means a Funding Notice.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Note Party from time to time owed to Collateral Agent (including former Collateral Agents), the Purchasers or any of them, under any Note Document, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Notes, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Note or Commitment or otherwise under any Note Document, and (iii) all accrued and unpaid costs and expenses payable by any Note Party to Collateral Agent or Purchaser pursuant to any Note Document, whether or not demand has been made therefor (limited, in the case of indemnification and reimbursement claims to those claims that have been asserted by any such Person prior to such time), (b) the payment or repayment in full in immediately available funds or all other outstanding Obligations or Guaranteed Obligations other than unasserted contingent indemnification and contingent reimbursement obligations and (c) the termination in writing of all of the Commitments.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by Company or any of its Wholly-Owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such Acquisition shall be owned 100% by Company or a Wholly-Owned Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10, 5.11 and/or 5.13, as applicable, when required pursuant to the terms thereof;

(iv)Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended;

(v)Company shall have delivered to Purchasers (A) at least ten (10)  Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by Requisite Purchasers in their sole discretion), (1) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, and (2) all relevant financial information with respect to such acquired assets, including the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) promptly upon request by Requisite Purchasers and in any event at least five (5) Business Days prior to closing such Acquisition (or such shorter period as may be agreed by Requisite Purchasers in their sole discretion) (1) a copy of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Requisite Purchasers), (2) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the most recent twelve month period ending no more than forty-five (45) days prior to such Acquisition, including any audited financial statements that are available to Company and (3) to the extent available, a quality of earnings report (including cash proof analysis) with respect to the Person or assets or division to be acquired in accordance herewith;

(vi)any Person or assets or division as acquired in accordance herewith (x) shall be in same, similar or related business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (u) unless otherwise consented to by the Requisite Purchasers, for the four quarter period most recently ended prior to the date of such Acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii)the Acquisition shall be non-hostile and shall have been approved by the Board of Directors of the Person acquired or the Person from whom such assets or division is acquired, as applicable; and

(viii)Company and its Subsidiaries comply with Sections 5.10 and 5.11 with respect to such Acquisition.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, executed by Company and each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time, or, if such source or rate is unavailable, any replacement or successor source or rate as determined by Requisite Purchasers.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Purchasers may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means a calculation giving pro forma effect to (i) the adjustments related to Subject Transactions described in “Consolidated Adjusted EBITDA” and (ii) when used with respect to determining the permissibility of any specific transaction hereunder, such specific transaction as if it were a Subject Transaction.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Initial Notes of any Purchaser, the percentage obtained by dividing (a) the outstanding principal amount of the Notes held by such Purchaser by (b) the aggregate outstanding principal amount of the Notes held by all Purchasers.

“Projections” as defined in Section 4.8.

“Purchaser” means each financial institution listed on the signature pages hereto as a Purchaser, and any other Person that becomes a party hereto pursuant to a Transfer Agreement.

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash (which, solely for purposes of this definition, shall be deemed to include deposits in transit up to an aggregate amount of $1,000,000.00 at any one time) and, to the extent readily monetized, Cash Equivalents included in the consolidated balance sheet of Company and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent for the benefit of Secured Parties and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement, (iii) either (a) is in Controlled Accounts or ~~solely in the case of any such account that is acquired pursuant to a Permitted Acquisition or other permitted Investment, the 30th day following the acquisition thereof~~(b) is not in a Controlled Account, provided that the aggregate amount of Cash included in Qualified Cash pursuant to this clause (iii)(b) may not exceed $250,000.00 at any one time, and (iv) is not Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Note Party in any real property.

“Reduction” as defined in Section 2.11(b).

~~“Refinancing” as defined in Section 5.18.~~

~~“Refinancing Milestone Date” as defined in Section 5.18.~~

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund that is managed, advised, or administered by (a) a Purchaser, (b) an Affiliate of a Purchaser, or (c) an entity or affiliate of an entity that manages, administers, or advises a Purchaser.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Rental Fleet” means microturbine assets owned by the Company or its Subsidiaries that are available to rent, or already on rent, to end-use customers for on-site power generation.  As of the Additional Notes Closing Date, the total capacity of the Rental Fleet is 8.6 MW.

“Rental Unit Sales” means the sale or disposition of one or more of the microturbines identified in writing to the Purchasers as the “rental units” on or prior to the Closing Date.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Purchasers” means one or more Purchasers holding more than 50% of the aggregate outstanding principal amount of the Notes held by all Purchasers at such time.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding, excluding any such payment in respect of the Warrants; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Earn Out Obligations or Seller Financing Indebtedness.

“Revised Financial Plan” means a revised Financial Plan satisfactory to Collateral Agent, in its sole discretion.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sale Transaction” means any transaction pursuant to which (a) Company sells or disposes (in one or a series of related sales or dispositions) of all or substantially all of the assets of Company on a consolidated basis (other than inventory in the ordinary course of business), including any sale or disposition of the securities or assets of the Subsidiaries of Company, (b) Company engages in any merger, consolidation, combination or similar transaction, (in one or a series of related transactions), such that the Majority-in-Interest immediately prior to the transaction or transactions will, immediately after such transaction or transactions, no longer constitute the Majority-in-Interest, (c) Company engages in any transaction or series of related transactions that results in any change of control of Company (as the term “control” is defined in Rule 405 the Securities Act), whether such change of control occurs through the sale of assets, Capital Stock or otherwise or (d) any other transaction constituting a Change of Control.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a

Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“SBA” means the Small Business Act (Public Law 85-536, as amended).

“Second Amendment” means the Second Amendment to the Note Purchase Agreement, dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” means July 13, 2022.

“Section 382 Ownership Shift” means on any day on which Company undergoes an “owner shift”, the aggregate increase in the percentage of Company’s stock owned by each “5-percent shareholder” over the lowest percentage of Company’s stock owned by such shareholder at any time during the “testing period.”  For these purposes, the terms “owner shift,” “5-percent shareholder” and “testing period,” shall have the meanings accorded them under section 382 of the Code, and this clause shall be interpreted consistently with the intent of Company and Purchasers to avoid an “ownership change” of Company, within the meaning of section 382(g)(1) of the Code.  The determination of the size of the Section 382 Ownership Shift shall be made by Requisite Purchasers in good faith and in accordance with the principles of the preceding sentence, after reasonable consultation with Company.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained, and the Note Party having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral

Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any acquisition of any property.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Note” means a Note that bears interest at a rate determined by reference to Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate.”

“Solvency Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s and its Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s and its Subsidiaries’ present assets; (b) such Person’s and its Subsidiaries’ capital is not unreasonably small in relation to its business as contemplated on such date of determination and, with respect to the determination made on the Closing Date, reflected in the Projections provided on or prior to the Closing Date, or with respect to any transaction contemplated or to be undertaken after such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Debt Cure Deadline” as defined in Section 8.2.

“Specified Debt Prepayment” as defined in Section 8.2.

“Specified Financial Covenant” as defined in Section 8.2.

“Subject Transaction” as defined in “Consolidated Adjusted EBITDA”.

“Subordinated Indebtedness” means any Indebtedness that is contractually or structurally subordinated in payment or lien ranking to the Obligations or related Liens.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Purchaser or any Affiliate.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed on all or part of the overall net income (whether worldwide, or only insofar as such overall net income is considered to arise in or to relate to a particular jurisdiction, or otherwise), a franchise Tax, and a branch profits Tax of that Person (and/or, in the case of a Purchaser, its applicable investment office) by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Purchaser, its investment office) is located.

“Term SOFR” means,

a)

for any calculation with respect to a SOFR Rate Note, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business

Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

b)

for any calculation with respect to a Base Rate Note on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Note or SOFR Rate Note, a percentage per annum as set forth below for the applicable type of such Note and (if applicable) Interest Period therefor:

Base Rate Notes:

0.11448%

SOFR Rate Notes:

Interest Period	Percentage
One Month	0.11448%
Three Months	0.26161%
Six Months	0.42826%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by GSSLG in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Transaction Costs” means the fees, costs and expenses payable by Company or any of Company’s Subsidiaries to the extent paid or payable to non-Affiliates on or before the Closing Date or the Additional Notes Closing Date (as applicable) in connection with the transactions contemplated by the Note Documents.

“Transaction Support Agreement” as defined in Section 5.18

“Transfer Agreement” means an Transfer Agreement substantially in the form of Exhibit D.

“Transfer Effective Date” as defined in Section 10.6(b).

“Type of Note” means a Base Rate Note or a SOFR Rate Note.

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Utilization” means any “rental unit” that is rented to an unaffiliated third party under an agreement on which the rent is not past due and is in good standing.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Purchaser” as defined in Section 2.19(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Waivable Mandatory Prepayment” as defined in Section 2.14(c).

“WARN” as defined in Section 4.19.

“Warrant Holder” means Goldman Sachs & Co. LLC.

“Warrants” means, collectively, that certain Purchase Warrant for Common Shares, dated as of the Closing Date, issued by Company to the Warrant Holder.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Yield Maintenance Premium” as defined in the Fee Letter.

1.2Accounting Terms, Financials Statements, Calculations, Etc.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Purchasers pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Note Document, no Note Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.  Notwithstanding any other provision contained herein and any change in GAAP after the date hereof, any lease that would be treated as an operating lease for purposes of GAAP as of the Closing Date (whether such lease is entered into before or after the Closing Date) shall continue to be treated as an operating lease and shall not constitute Indebtedness or a ~~Capitalized~~Capital Lease Obligation of Company or any Subsidiary under this Agreement and the other Note Documents.  When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto.  Whenever the term “Company” is used in respect of a financial covenant or a related definition, it shall be construed to mean “Company and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise.  Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis.

1.3Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Requisite Purchasers, and, in the case of any Collateral Document, Collateral Agent, in each case in Collateral Agent’s sole discretion.  The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The use herein of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived or, solely with respect to any Event of Default with respect to the financial covenant set forth in Section 6.8(a), deemed cured in accordance with the terms of Section 8.2.  The word “will” shall be construed as having the same meaning and effect as the word “shall”.  The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons.  The terms lease and license shall be construed to include sub-lease and sub-license.  Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms.  References to Persons include their respective permitted successors and assigns.  Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date.  Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Note Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Note Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date.  Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action.  Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis.

1.4Rates.Collateral Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  Collateral Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Credit Parties.  Collateral Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Note Party, any Purchaser or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

~~1.4~~1.5 Amendment and Restatement of Existing Note Purchase Agreement; Reaffirmation of Obligations and Security Interests.

The Company agrees and, subject to the satisfaction or waiver of the conditions precedent set forth in Section 3.3 of this Agreement, each holder of the Initial Notes, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in its entirety of the Existing Note Purchase Agreement and, upon the satisfaction or waiver of such conditions precedent, the existing Note Purchase Agreement shall be deemed to be so amended, restated, superseded and replaced in its entirety by this Agreement.  It is the intention of the parties hereto that this Agreement does not constitute a novation of the obligations and liabilities under the existing Note Purchase Agreement; that this Agreement does not constitute payment or satisfaction of the Initial Notes, all references in the Note Documents, including the Collateral Documents, to any agreement shall mean the version of such agreement and as amended to the date of this Agreement; and the Collateral Documents and the security interests granted pursuant thereto shall remain in full force and effect.  Without limiting the generality of the foregoing, the Company, by its signature below, hereby  affirms and confirms all of its obligations and liabilities under the Existing Note Purchase Agreement and each other Note Document, in each case after giving effect to the amendments and the transactions contemplated hereby, including the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Collateral Documents to secure such Obligations, all as provided in the Collateral Documents as originally executed, and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Existing Note Purchase Agreement and the other Note Documents, in each case after giving effect to this Agreement and the transactions contemplated hereby.  In addition, as security for the payment and performance in full of all Secured Obligations (as defined in the Collateral Documents), each Grantor hereby grants to the Collateral Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the Collateral.

SECTION 2NOTES

2.1Issuance and Purchase of the Notes.

(a)Authorization of Notes.  The Company will authorize the issue and sale of its $50,000,000 Senior Secured Notes due October 1, 2023 (for the avoidance of doubt, it being understood and agreed that from and after the Fourth Amendment Effective Date, the Notes shall be due on the Notes Maturity Date).   On the Additional Notes Closing Date, each Purchaser of the Initial Notes shall deliver to the Company for cancellation the Initial Notes held by it or a lost note affidavit, and, subject to the receipt thereof, the Company will issue and deliver a Note or Notes in the form attached hereto as Exhibit J in favor of such Purchaser in replacement of such Purchaser’s Initial Note or a single Note in the principal amount of $50,000,000 evidencing both the Initial Notes and the Additional Notes.

(b)Note Purchase Commitments; Purchase and Sale of the Notes.  Subject to the terms and conditions hereof:

(i)on the Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, Notes in an aggregate original principal amount equal to such Purchaser’s Initial Notes Purchase Commitment; and

(ii)on the Additional Notes Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, one or more Additional Notes in an aggregate original principal amount not to exceed such Purchaser’s Additional Notes Purchase Commitment immediately prior to giving effect to the purchase of any such Additional Notes.

Subject to Section 2.13, all amounts owed hereunder with respect to the Initial Notes and the Additional Notes shall be Paid in Full no later than the Notes Maturity Date.  Each Purchaser’s Initial Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Notes and purchase pursuant to such Purchaser’s Initial Notes Purchase Commitment on the Closing Date.   Each Purchaser’s Additional Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Additional Notes and purchase pursuant to such Purchaser’s Additional Notes Purchase Commitment on the Additional Notes Closing Date.

(c)Funding Mechanics.  For the Initial Notes, Company shall deliver to Purchasers a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least one Business Day prior to the Closing Date (or such later time as may be consented to by Purchasers). For the Additional Notes, Company shall deliver to Purchasers a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days prior to the Additional Notes Closing Date (or such later time as may be consented to by Purchasers) in the case of A SOFR Rate Note and at least one Business Day prior to the Additional

Notes Closing Date (or such later time as may be consented to by Purchasers) in the case of a Base Rate Note.

2.2 Issuance of the Notes.  The Notes will be delivered to each Purchaser in physical form and shall be issued in its name or the name of its nominee on the Closing Date, the Additional Notes Closing Date or date of purchase, as applicable. Each Purchaser’s Initial Notes Purchase Commitment and Additional Notes Purchase Commitment, as applicable, shall terminate immediately and without further action on the Closing Date and Additional Notes Closing Date, respectively, after giving effect to the purchase by such Purchaser of the Notes on the Closing Date. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Notes shall be Paid in Full no later than the Notes Maturity Date.

2.3[Reserved].

2.4[Reserved].

2.5Use of Proceeds.  The proceeds of the Initial Notes issued and sold on the Closing Date shall be applied by Company to fund the repayment in full of the Existing Indebtedness, with the remainder to be applied by the Company for working capital and general corporate purposes. The proceeds of the Additional Notes issued and sold on the Additional Notes Closing Date shall be applied by Company to expand its rental fleet by 12.5 megawatts (MW) and for general corporate purposes.  Notwithstanding anything to the contrary in this Agreement, no proceeds of the sale of the Notes may be used in any manner that conflicts with Section 4.18(b) or Section 4.26(a).

2.6Evidence of Debt; Register; Replacement of Notes.

(a)Purchasers’ Evidence of Debt.  Each Purchaser shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Purchaser, including the amounts of the Notes held by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Purchaser’s records, the recordations in the Register shall govern.

(b)Register.  Company(or an agent or sub-agent appointed by it) shall maintain at its principal executive office a register for the recordation of the names and addresses of Purchasers and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”).  The Register shall be available for inspection by any Purchaser (with respect to (i) any entry relating to such Purchaser’s Notes, and (ii) the identity of the other Purchasers (but not any information with respect to such other Purchasers’ Notes)) at any reasonable time and from time to time upon reasonable prior notice.  Company shall record, or shall cause to be recorded, in the Register the Notes in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Notes; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Note.  Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

(c)Replacement of Notes.  Upon receipt by Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of any Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and (x)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a Purchaser party hereto on the Closing Date or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the amount of such Note or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or (y) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter Company at its own expense shall execute and deliver, in lieu thereof, a new Note to such Purchaser, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

2.7Interest on Notes.

(a)Except as otherwise set forth herein, each Note shall bear interest on the unpaid principal amount thereof from the date issued and sold through the date of repayment (whether by acceleration or otherwise) thereof ~~at the Adjusted LIBO Rate plus the Applicable Margin or, in the case of temporary LIBOR unavailability, at the Base Rate plus the Applicable Margin.~~  as follows:

(i)if a Base Rate Note, at the Base Rate plus the Applicable Margin; or

(ii)if a SOFR Rate Note, at the Adjusted Term SOFR for the Interest Period therefor plus the Applicable Margin;

(b)The basis for determining the rate of interest with respect to any Note, and the Interest Period with respect to ~~the Notes~~any SOFR Rate Note shall be selected by Company and notified to ~~Purchaser~~Collateral Agent and Purchasers pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)In connection with SOFR Rate Notes, there shall be no more than five Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Note or a SOFR Rate Note in the applicable Funding Notice or Conversion/Continuation Notice, such Note (if outstanding as a SOFR Rate Note) will be automatically continued as a SOFR Rate Note with a one-month Interest Period on the last day of the then current Interest Period for such Note (or if outstanding as a Base Rate Note will remain as, or (if not then outstanding) will be made as, a SOFR Rate Note with a one-month Interest Period). In the event Company fails to specify an Interest Period for any SOFR Rate Note in the applicable Funding Notice or Conversion/Continuation Notice, (or fails to deliver a Funding Notice at the end of an Interest Period), Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, ~~Purchaser~~Collateral Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Rate Notes for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof to Company and each Purchaser.

(d)Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a three hundred sixty-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Note, the date of the issuance and sale of such Note or the Interest Payment Date, or with respect to a Base Rate Note being converted from a SOFR Rate Note, the date of conversion of such SOFR Rate Note to such Base Rate Note, as the case may be shall be included, and the date of payment of such Note or the expiration date of an Interest Period applicable to such Note or, with respect to a Base Rate Note being converted to a SOFR Rate Note, the date of conversion of such Base Rate Note to such SOFR Rate Note, as the case may be, shall be excluded; provided, if a Note is repaid on the same day on which it is made, one day’s interest shall be paid on that Note.

(e)Except as otherwise set forth herein, interest on each Note (i) shall accrue on a daily basis and shall be payable in Cash in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Note, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Notes, including final maturity of the Notes. Notwithstanding the foregoing or anything contained in this Agreement or any other Note Document to the contrary (but subject to the immediately succeeding sentence), the interest accruing with respect to the Notes from and after April 1, 2023 through and including July 3, 2023 shall, subject to the immediately succeeding sentence, be payable in Cash on the date that is thirty (30) days after the Fourth Amendment Effective Date (it being understood that, subject to the immediately succeeding sentence, a failure to pay such interest on the date that is thirty (30) days after the Fourth Amendment Effective Date shall be an Event of Default pursuant to Section 8.1(a)) and the Notes shall continue to accrue interest pursuant to this Section 2.7.  Notwithstanding the foregoing or anything contained in this Agreement or any other Note Document to the contrary, upon the effectiveness of the Transaction Support Agreement described in Section 5.18, all interest accrued in respect of the Notes during the period from and after April 1, 2023 until and excluding the Notes Maturity Date shall, to the extent not paid in Cash, automatically be paid in kind by capitalizing the amount of such interest accrued and adding such accrued amounts to the principal balance of the Notes (ratably among the Notes held by each Purchaser) on each applicable Interest Payment Date during such period (the principal amount of the Notes arising as a result of the capitalization of interest pursuant to this sentence, being referred to herein as “PIK Principal”). PIK Principal shall thereafter constitute principal and bear interest in accordance with Section 2.7(a) and otherwise be treated as Notes for purposes of this Agreement. Any reference in this Agreement or any Note Document to the Notes or the outstanding principal balance of the Notes shall include all PIK Principal that has not been repaid or prepaid in accordance with the terms of this Agreement.  For the avoidance of doubt, PIK Principal shall be pari passu with and shall constitute a portion of the Notes for all purposes hereunder or under any other Note Document, and the outstanding principal balance of PIK Principal shall be due and payable in Cash on the Note Maturity Date.

(f)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Note Document. The Collateral Agent will promptly notify the Company and the Purchasers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR

2.8Conversion.

(a)~~Pursuant~~Subject to Section 2.17~~(a), in the case of LIBOR unavailability, the interest rate shall default to the Base Rate and the Company shall convert all Notes outstanding accordingly.~~ and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i)to convert at any time all or any part of any Note equal to $500,000.00 and integral multiples of $100,000.00 in excess of that amount from one Type of Note to another Type of Note; provided, a SOFR Rate Note may only be converted on the expiration of the Interest Period applicable to such SOFR Term Note unless Company shall pay all amounts due under Section 2.17 in connection with any such conversion;

(ii)upon the expiration of any Interest Period applicable to any SOFR Rate Note, to continue all or any portion of such Note equal to $500,000.00 and integral multiples of $100,000.00  in excess of that amount as a SOFR Rate Note.

(a)Subject to Section 3.2(b), Company shall deliver a Conversion/Continuation Notice to Collateral Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Note) and at least three U.S. Government Securities Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a SOFR Rate Note).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Rate Note  shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Note is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Collateral Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then, for that day, such Note shall be a SOFR Rate Note with an Interest Period of one month.

2.9Default Interest.  Upon the occurrence and during the continuance of an Event of Default, (a) the principal amount of all Base Rate Notes outstanding and, to the extent permitted by applicable law, any interest payments on ~~the~~such Base Rate Notes ~~or~~, and any fees or other amounts ~~owed hereunder~~(other than the principal amount of the SOFR Rate Notes or any interest accrued thereon) owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Notes and (b) at the revocable election of the Collateral Agent or the Requisite Purchasers any time after the occurrence of such Event of Default, either (i) all Notes that constitute SOFR Rate Notes shall be converted to Base Rate Notes (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Notes, or (ii) the principal amount of such SOFR Rate Notes outstanding and, to the extent permitted by applicable law, any interest payments on such SOFR Rate Notes, shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable ~~Notes (or, in the case of any such fees and other amounts, at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Notes)~~SOFR Rate Notes. Payment or acceptance of (~~i~~x) the increased rates of interest provided for in this Section 2.9 or (~~ii~~y) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Purchaser.

2.10Fees.  Company agrees to pay to Collateral Agent such fees in the amounts and at the times separately agreed upon, including the fees set forth in the Fee Letter.

2.11Scheduled Payments.  To the extent not previously paid, the Notes, together with all other amounts owed hereunder with respect thereto, shall, be Paid in Full no later than the Notes Maturity Date.

2.12Voluntary Prepayments.

(a)Any time and from time to time, Company may prepay Notes on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount; provided that all prepayments under this Section 2.12(a) made on or prior to the date that is the second anniversary of the Additional Notes Closing Date shall be accompanied by the Yield Maintenance Premium.

(b)All such prepayments shall be made (i) upon not less than one Business Day’s prior written or telephone notice in the case of Base Rate Notes and (ii) upon not less than three Business Days’ prior written or telephonic notice, in the case of SOFR Rate Notes, in each case, given to Purchasers by 12:00 p.m. (New York City time) and, if given by telephone, promptly confirmed in writing to Purchasers.  Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

2.13 Mandatory Prepayments.

(a)Asset Sales.  No later than the third Business Day following the date of receipt by any Note Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be deposited into a Controlled Account within one Business Day following receipt thereof), Company shall prepay the Notes as set forth in

Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that so long as no Event of Default shall have occurred and be continuing, upon delivery of a written notice to Purchasers, Company shall have the option, directly or through one or more Subsidiaries, to invest such Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in assets of the general type used in the business of Company or Permitted Acquisitions within two hundred seventy (270) days following receipt of such Net Asset Sale Proceeds  (or within three hundred sixty (360) days following receipt of such Net Asset Sale Proceeds if Company or Subsidiaries shall have entered into a binding commitment to invest within such initial two hundred seventy (270) day period); provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, if requested by Requisite Purchasers, be held at all times prior to such reinvestment, in a Controlled Account.  In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company in accordance with the immediately preceding sentence, Company shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(b)Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by any Note Party or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds shall be deposited into a Controlled Account within one Business Day following receipt thereof), Company shall prepay the Notes as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, (such amounts, the “Insurance/Condemnation Reinvestments Amounts”), Company shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within one hundred eighty days of receipt thereof (the “Insurance/Condemnation Reinvestment Period”) in assets of the general type used in the business of Company and its Subsidiaries (which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received) within two hundred seventy (270) days following receipt thereof  (or within three hundred sixty (360) days following receipt thereof if Company or Subsidiaries shall have entered into a binding commitment to invest within such initial two hundred seventy (270) day period); provided further, pending any such investment, all such Insurance/Condemnation Reinvestment Amounts shall, if requested by Requisite Purchasers, be held at all times prior to such reinvestment, in a Controlled Account.  In the event that such Insurance/Condemnation Reinvestment Amounts are not reinvested by Company in accordance with the immediately preceding sentence, Company shall apply such Insurance/Condemnation Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(c)[Reserved].

(d)Issuance of Debt.  On the date of receipt by any Note Party or any of its Subsidiaries of any Cash proceeds (it being understood that any such Cash proceeds shall be deposited into a Controlled Account within one Business Day following receipt thereof) from the incurrence of any Indebtedness of any Note Party or any of its Subsidiaries, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, Company shall prepay the Notes as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)[Reserved].

(f)[Reserved].

(g)[Reserved].

(h)Extraordinary Receipts.  No later than three (3) Business Days following receipt by Company or any of its Subsidiaries of any Extraordinary Receipts (it being understood that such Extraordinary Receipts shall be deposited in a Controlled Account within one (1) Business Day following the receipt thereof) in excess of $250,000 in the aggregate in any trailing twelve month period, Company shall prepay Notes as set forth in Section 2.14(b) in the amount of such excess Extraordinary Receipts; provided, so long as no Event of Default shall have occurred and be continuing, (such amounts, the “Extraordinary Receipts Reinvestments Amounts”), Company shall have the option, directly or through one or more of its Subsidiaries to use such Extraordinary Receipts Reinvestment Amounts within one hundred eighty days of receipt thereof (the “Extraordinary Receipts Reinvestment Period”) in assets of the general type used in the business of Company and its Subsidiaries within two hundred seventy (270) days following receipt thereof  (or within three hundred sixty (360) days following receipt thereof if Company or Subsidiaries shall have entered into a binding commitment to invest within such initial two hundred seventy (270) day period); provided further, pending any such investment, all such Extraordinary Receipts Reinvestment Amounts shall, if requested by Requisite Purchasers, be held at all times prior to such reinvestment, in a Controlled Account.  In the event that such Extraordinary Receipts Reinvestment Amounts are not reinvested by Company in accordance with the immediately preceding sentence, Company shall apply such Extraordinary Receipts Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(i)Yield Maintenance Premium.  Any mandatory prepayments under this Section 2.13 made on or prior to the date that is the second anniversary of the Additional Notes Closing Date shall be accompanied by the Yield Maintenance Premium.

(j)Prepayment Certificate.  Concurrently with any prepayment of the Notes pursuant to Sections 2.13(a) through 2.13(h), Company shall deliver to Purchasers a certificate of a Chief Financial Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Purchasers under any of the Note Documents, if any, as the case may be.  In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and Company shall concurrently therewith deliver to Purchasers a certificate of a Chief Financial Officer demonstrating the derivation of such excess.

2.14Application of Prepayments/Reductions.

(a)[Reserved].

(b)Application of Prepayments.  Any voluntary prepayments of Notes pursuant to Section 2.12 and any mandatory prepayment of any Notes pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees other than any premium, and all expenses specified in Section 10.2, in each case to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to the payment of the applicable premium, if any, on any Note;

fifth, except in connection with any Waivable Mandatory Prepayment as provided in Section 2.14(c), to prepay Notes on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

sixth, to payment of any remaining Obligations then due and payable.

(c)Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify  Purchasers of the amount of such prepayment and each Purchaser’s option to elect not to receive its Pro Rata Share of such Waivable Mandatory Prepayment.  Each such Purchaser may exercise such option by giving written notice to Company of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Purchaser that does not notify Company of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Company shall pay to Purchasers the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Purchasers that have elected not to exercise such option, to prepay the Notes of such Purchaser, and (ii) to the extent of any excess, to Company for working capital and general corporate purposes.

2.15General Provisions Regarding Payments.

(a)All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Purchasers not later than 12:00 p.m. (New York City time) on the date due by wire transfer to an account designated by such Purchaser in writing (as may be updated by Purchaser from time to time).  For purposes of computing interest and fees, funds received by Purchasers after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Note on a date when interest or premium is due and payable with respect to such Note) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c)[Reserved].

(d)[Reserved].

(e)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f)[Reserved].

(g)Purchasers shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Purchasers until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.

(h)If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by Collateral Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as ~~an~~Collateral Agent and not as a Purchaser) and all advances made by Collateral Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Purchasers; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16Ratable Sharing.  Purchasers hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Purchaser hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) that is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Note Party pursuant to and in accordance with the express terms of any Note Document or (b) any payment obtained by any Purchaser as consideration for the transfer in any of its Notes or other Obligations owed to it.

2.17Making or Maintaining ~~LIBO~~SOFR Rate Notes.

(a)Changed Circumstances/Temporary Adjusted Term SOFR Unavailability.  Subject to clause (b) below, if, on or prior to the first day of any Interest Period for any SOFR Rate Note:

(i)Collateral Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)the Requisite Purchasers determine that for any reason in connection with any request for a SOFR Rate Note or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Rate Note does not adequately and fairly reflect the cost to such Purchasers of making and maintaining such Note, and the Requisite Purchasers have provided notice of such determination to Collateral Agent,

Collateral Agent will promptly so notify Company and each Purchaser.

~~(a) Changed Circumstances/Temporary LIBOR Unavailability.  In the event that Requisite Purchasers determine (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to the LIBO Rate, that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate, (ii) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBO Rate on the basis provided for in the definition of Adjusted LIBO Rate, or (iii) the Adjusted LIBO Rate does not adequately and fairly reflect the cost to Purchasers of making or maintaining such LIBO Rate during such Interest Period, Requisite Purchasers will reasonably promptly give notice to Company and each other Purchaser of such determination, whereupon (A) no Notes may be made as, or converted to, LIBO Rate until such time as Requisite Purchasers notifies Company and Purchasers that the circumstances giving rise to such notice no longer exist, (B) any Funding Notice given by Company with respect to the Notes in respect of which such determination was made shall be deemed to be rescinded by Company and (C) all Notes bearing interest at the LIBO Rate shall be converted to the Base Rate pursuant to Section 2.8.~~

Upon notice thereof by Collateral Agent to Company, any obligation of the Purchasers to make SOFR Rate Notes, and any right of the Company to continue SOFR Rate Notes or to convert Base Rate Notes to SOFR Rate Notes, shall be suspended (to the extent of the affected SOFR Rate Notes or affected Interest Periods) until Collateral Agent (with respect to clause (ii), at the instruction of the Requisite Purchasers) revokes such notice.  Upon receipt of such notice, (i) Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Notes (to the extent of the affected SOFR Rate Notes or affected Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Notes in the amount specified therein pursuant to Section 2.8 and (ii) any outstanding affected SOFR Rate Notes will be deemed to have been converted into Base Rate Notes at the end of the applicable Interest Period pursuant to Section 2.8.  Upon any such conversion, the Note Parties shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.17.  Subject to clause (b), if Collateral Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Notes shall be determined by Collateral Agent without reference to clause (iii) of the definition of “Base Rate” until Collateral Agent revokes such determination.

(b)~~LIBOR Discontinuation.~~ Benchmark Replacement

(i)~~If at any time the Requisite Purchasers determine (which determination shall be final and conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) a Benchmark Discontinuation Event has occurred, the Requisite Purchasers and the Company shall negotiate in good faith to establish an alternate replacement rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for bank loans in the United States, at such time as well as to the Requisite Purchasers’~~

~~operational requirements, and Requisite Purchasers and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  If such replacement rate of interest as so determined would be less than zero, such rate shall be deemed to be zero. In order to account for the relationship of the replacement interest rate to the Adjusted LIBO Rate, additional spread adjustment and/or other adjustments may be taken into account in the replacement rate of interest to preserve the economic yield of the Purchasers in effect as of, and as contemplated on, the Additional Notes Closing Date (for the avoidance of doubt, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed)).~~Notwithstanding anything to the contrary herein or in any other Note Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Note Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser without any amendment to, or further action or consent of any other party to, this Agreement or any other Note Document so long as the Collateral Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Requisite Purchasers.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)~~Notwithstanding~~Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary ~~in Section 10.5, the amendment referred to in clause (i) above shall~~herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement ~~so long as the Purchasers shall have received at least five Business Days’ prior written notice of such amendment thereof and the Collateral Agent shall not have received, within five Business Days of the date of such notice to the Purchasers, a written notice from the Requisite Purchasers stating that the Requisite Purchasers object to such amendment.~~or any other Note Document.

~~(iii) To the extent that a Benchmark Immediate Discontinuance Event has occurred, until an alternate rate of interest shall be determined in accordance with this paragraph, the Notes shall bear interest at the Base Rate.~~

(iii)Notices; Standards for Decisions and Determinations. Collateral Agent will promptly notify the Company and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Collateral Agent will promptly notify the Company and the Purchasers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.17 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Collateral Agent or, if applicable, any Purchaser pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Note Document, except, in each case, as expressly required pursuant to this Section 2.17.

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Note Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Collateral Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Rate Note or, conversion to or continuation of SOFR Rate Notes to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Base Rate Note or a conversion to a Base Rate Note. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(c)Illegality or Impracticability of ~~LIBO~~SOFR Rate Notes.  In the event that on any date any Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Collateral Agent) that the ~~making~~issuing, maintaining, converting to or continuation of its SOFR Rate Notes ~~with interest borne at the LIBO Rate~~ (i) has become unlawful as a result of compliance by such Purchaser in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the ~~London interbank market or the position~~ability of such Purchaser ~~in that market~~to issue,  maintain, convert to or continue its SOFR Rate Notes, then, and in any such event, such Purchaser shall be an “Affected Purchaser” and such Affected Purchaser shall on that day give written or telephonic (promptly confirmed in writing) notice to the Company and ~~the~~ Collateral Agent of such determination (which notice ~~the~~ Collateral Agent shall promptly transmit to each other Purchaser).  Thereafter (1) the obligation of the Affected Purchaser to make Notes ~~with interest borne at the LIBO~~as or convert Notes to SOFR Rate Notes shall be suspended until such notice shall be withdrawn by the Affected Purchaser, (2) to the extent such determination by the Affected Purchaser relates to a SOFR Rate Note ~~with interest borne at the LIBO Rate~~ then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Purchaser shall make such Note as (or continue or maintain such Note as or convert such Note to, as the case may be) a Base Rate Note, (3) the Affected Purchaser’s obligation to maintain its outstanding ~~LIBO~~SOFR Rate Notes (the “Affected ~~Portions~~Notes”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected ~~Portions~~Notes or when required by law, and (4) the Affected ~~Portions~~Notes shall automatically convert into Base Rate Notes on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Purchaser as described above relates to a ~~LIBO~~SOFR Rate Note then being requested by Company pursuant to a Funding Notice or Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section ~~2.17(d)~~2.17(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Purchasers by giving written or telephonic (promptly confirmed in writing) notice to Collateral Agent of such rescission on the date on which the Affected Purchaser gives notice of its determination as described above (which notice of rescission Collateral Agent shall promptly transmit to each other Purchaser). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(c) shall affect the obligation of any Purchaser other than an Affected Purchaser to ~~make~~issue or maintain the Notes as~~, or to convert the~~ SOFR Rate Notes ~~to, LIBO Rate Note~~ in accordance with the terms hereof.  For the avoidance of doubt, the interest rate on which Base Rate Notes shall, if necessary to avoid such illegality, be determined by Collateral Agent without reference to clause (iii) of the definition of “Base Rate”, in each case, until such Affected Purchaser notifies Collateral Agent and Company that the circumstances giving rise to such determination no longer exist.

(d)Compensation for Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Purchaser, upon written request by such Purchaser (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Purchaser to ~~Purchasers~~lenders of funds borrowed by it to make or carry its ~~LIBO~~SOFR Rate Notes and any loss, expense or liability sustained by such Purchaser in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Purchaser may sustain: (i) if for any reason (other than a default by such Purchaser) a borrowing of any SOFR Rate Note does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing or a conversion to or continuation of any SOFR Rate Note does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of ~~the Notes bearing interest at the LIBO~~, or any conversion of, any of its SOFR Rate Note occurs on any day other than the last day of an Interest Period applicable to that Note (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (~~ii~~iii) if any prepayment of any of its ~~LIBO Rate~~SOFR Term Note is not made on any date specified in a notice of prepayment given by Company.

(e)Booking of ~~LIBO~~SOFR Rate ~~Loans~~Notes.  Any ~~Requisite~~ Purchaser may make, carry or transfer SOFR Rate Notes ~~bearing interest at the LIBO Rate~~ at, to, or for the account of any of its branch offices or the office of an Affiliate of such ~~Requisite~~ Purchaser.

~~(f) Assumptions Concerning Funding of LIBO Rate Loans.  Calculation of all amounts payable to a Purchaser under this Section 2.17 and under Section 2.18 shall be made as though such Purchaser had actually funded its Notes with interest borne at the LIBO Rate through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such Note with interest borne at the LIBO Rate and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Purchaser to a domestic office of such Purchaser in the U.S.; provided, however, each Purchaser may fund its Notes with interest borne at the LIBO Rate in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.~~

2.18Increased Costs; Capital Adequacy.

(a)Compensation For Increased Costs and Taxes.  Subject to and without duplication of the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Purchaser shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Purchaser (or its applicable investment office) or any company controlling such Purchaser to any additional Tax (other than any Tax on the overall net income of such Person or any other Tax for which additional amounts are specifically not payable under Section 2.19 below) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder, any payments to such Purchaser (or its applicable investment office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Purchaser ~~(other than any such reserve or other requirements with respect to LIBO Rate Portions that are~~

~~reflected in the definition of Adjusted LIBO Rate)~~ or any company controlling such Purchaser; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Purchaser (or its applicable investment office) or any company controlling such Purchaser or such Purchaser’s obligations hereunder or the ~~London interbank market~~ability of such Purchaser to make or maintain its SOFR Rate Notes; and the result of any of the foregoing is to increase the cost to such Purchaser of agreeing to purchasing, holding or maintaining Notes hereunder or to reduce any amount received or receivable by such Purchaser (or its applicable investment office) with respect thereto; then, in any such case, Company shall promptly pay to such Purchaser, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its sole discretion shall determine) as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder.  Such Purchaser shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)Capital Adequacy and Liquidity Adjustment.  In the event that any Purchaser shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any Change in Law regarding capital adequacy or liquidity, or (B) compliance by any Purchaser (or its applicable investment office) or any company controlling such Purchaser with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Purchaser or any company controlling such Purchaser as a consequence of, or with reference to, such Purchaser’s Notes or other obligations hereunder with respect to the Notes to a level below that which such Purchaser or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Purchaser or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by Company from such Purchaser of the statement referred to in the next sentence, Company shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such controlling company on an after-tax basis for such reduction. Such Purchaser shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Purchaser under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)Delay in Requests.  Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that Company shall not be required to compensate a Purchaser pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Purchaser notifies Company of the Change in Law giving rise to such increased costs or reductions, and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19Taxes; Withholding, Etc.

(a)Payments to Be Free and Clear.  All sums payable by or on behalf of any Note Party hereunder and under the other Note Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Purchaser).

(b)Withholding of Taxes.  If any Note Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Note Party to any Purchaser under any of the Note Documents: (i) Company shall notify Purchasers of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or any other Person (acting as a withholding agent) shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Note Party) for its own account or (if that liability is imposed on such Purchaser, as the case may be) on behalf of and in the name of such Purchaser; (iii) unless otherwise provided in this Section 2.19 (other than a Tax on the “overall net income” of any Purchaser) the sum payable by such Note Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such withholding Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), such Purchaser, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any such Tax that it is required by clause (ii) above to pay, Company shall deliver to such Purchaser evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any U.S. federal withholding tax  (including any withholding tax imposed under FATCA), no such additional amount shall be required to be paid to any Purchaser under clause (iii) above except to the extent that any change after the date hereof (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or after the effective date of the Transfer Agreement pursuant to which such Purchaser became a Purchaser (in the case of each other Purchaser) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Transfer Agreement, as the case may be, in respect of payments to such Purchaser; provided that additional amounts shall be payable to a Purchaser to the extent that such Purchaser’s transferor was entitled to receive such additional amounts.

(c)Evidence of Exemption From U.S. Withholding Tax.  Each Purchaser that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Purchaser”) shall, to the extent such Purchaser is legally entitled to do so, deliver to Company, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Transfer Agreement pursuant to which it becomes a Purchaser (in the case of each other Purchaser), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN,

W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Purchaser, and such other documentation required under the Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Note Documents, or (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Purchaser, and such other documentation required under the Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of interest payable under any of the Note Documents.  Each Purchaser that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “U.S. Purchaser”) shall deliver to Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Purchaser, certifying that such U.S. Purchaser is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Purchaser required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to Company two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, and/or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Purchaser, and such other documentation required under the Code and reasonably requested by Company to confirm or establish that such Purchaser is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Purchaser under the Note Documents, or notify Company of its inability to deliver any such forms, certificates or other evidence.  Notwithstanding anything to the contrary, Company shall not be required to pay any additional amount to any Purchaser under Section 2.19(b) if such Purchaser shall have failed to deliver the forms, certificates or other evidence required by this Section 2.19(c).

(d)FATCA.  Notwithstanding anything to the contrary therein, Company shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any U.S. federal withholding tax imposed under FATCA.  If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Company at the time or times prescribed by law and at such time or times reasonably requested by Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company as may be necessary for Company to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)Payment of Other Taxes by Company.  Without limiting the provisions of Section 2.19(b), Company shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of such Purchaser timely reimburse it for the payment of, all Other Taxes.

(f)Indemnification by Note Parties.  Note Parties shall jointly and severally indemnify any Purchaser for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.19(b) arising in connection with payments made under this Agreement or any other Note Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by any Purchaser or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Note Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Note Party’s receipt of such certificate.

(g)[Reserved].

(h)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 2.19, such Note Party shall deliver to Purchasers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchaser.

(i)Survival.  Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document.

2.20Obligation to Mitigate.  Each Purchaser agrees that, if such Purchaser requests payment under Section 2.18 or 2.19, then such Purchaser will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to hold or maintain its Notes, through another office of such Purchaser if, as a result thereof, the additional amounts payable to such Purchaser pursuant to Section 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Purchaser in its sole discretion, the purchasing, holding or maintaining of such Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Notes or the interests of such Purchaser; provided, such Purchaser will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Purchaser as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Company pursuant to this Section

2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Purchaser to shall be conclusive absent manifest error.

2.21[Reserved].

2.22[Reserved].

2.23Representations and Warranties by the Purchasers.  Each Purchaser hereby represents and warrants to Company as follows:

(a)Organization and Qualification.  Such Purchaser is a corporation, limited partnership or limited liability company, in either case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of such Purchaser for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Note Parties, this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

(b)Investor Status. It (i) is an “accredited investor”, as that term is defined in Regulation D under the Securities Act, (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Notes from Company and the suitability thereof for Purchaser, (iii) is a sophisticated purchaser with respect to the purchase of the Notes, (iv) is able to bear the economic risk associated with the purchase of the Notes, (v) has had an opportunity to ask questions of the principal officers and representatives of Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby, (vi) has been provided adequate information concerning the business and financial condition of Company to make an informed decision regarding the purchase of the Notes, (vii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement, (viii) has independently and without reliance upon Company, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon Company’s express representations and warranties in this Agreement and other Note Documents, and (ix) is not an “affiliate” (as that term is defined in Rule 405 promulgated under the Securities Act) of Company or any of the Guarantors.

(c)Investment for Own Account. Such Purchaser is purchasing the Notes for investment for its own account, not as a nominee or agent, and not with a view towards the sale or distribution or public offering of any part thereof in violation of applicable securities laws of the United States or any state thereof. Such Purchaser acknowledges there are restrictions on its ability to resell the Notes under applicable securities laws.

(d)Transfer Restrictions. Such Purchaser understands that the offering and sale of the Notes by Company will not be registered under the Securities Act or any state securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws and that the Notes may only be resold if they are subsequently registered under the Securities Act and such laws or a disposition or transfer thereof is exempt from registration; and there is no existing public or other market for the Notes. Such Purchaser understands that any certificate representing the Notes that are issued to such Purchaser may bear, in Company’s discretion, the following restrictive legend and will be restricted from transfer in accordance with such legend:

“The sale of this Senior Secured Note has not been and will not be registered under the United States Securities Act 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that the sale of this security has not been registered under the Securities Act. The holder agrees for the benefit of Company, any distributors or dealers and any such persons’ affiliates that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to another exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions.”

SECTION 3CONDITIONS PRECEDENT

3.1Closing Date.  The obligation of each Purchaser to enter into this Agreement and to purchase the Initial Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.15):

(a)Note Documents.  Purchasers shall have received sufficient copies of this Agreement, the Fee Letter, its Note in the form of Exhibit J, the Pledge and Security Agreement and each other Note Document to be dated as of the Closing Date, in each case as Purchasers shall request, in form and substance satisfactory to Purchasers, and executed and delivered by each applicable Note Party and each other Person party thereto.

(b)Organizational Documents; Incumbency.  Purchasers shall have received in respect of each Note Party (i) copies of each Organizational Document as Purchasers shall request, in each case certified by an Authorized Officer of such Note Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Note Party executing any Note Documents to which it is a party; (iii) resolutions of the Board of Directors of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business to the extent the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, each dated a recent date prior to the Closing Date; and (v) such other documents as Purchasers may reasonably request.

(c)Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries, shall be as set forth on Schedule 4.1.  The Section 382 Ownership Shift (as of Company’s last “owner shift”) shall not exceed 46 percent; provided that this shall be determined without taking into account the issuance of, amendment to, or exercise of the Warrants.  For the avoidance of doubt, with regard to this Section 3.1(c) and Section 6.21, the parties acknowledge that the amendment to or the issuance of the Warrants will not constitute an issuance of stock.

(d)[Reserved].

(e)[Reserved].

(f)Existing Indebtedness.  On or prior to the Closing Date, Company and its Subsidiaries shall have, or substantially concurrently with the initial funding under this Agreement will have, (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Purchasers all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Purchasers with respect to the cancellation of any letters of credit outstanding thereunder.

(g)Transaction Costs.  On or prior to the Closing Date, Company shall have delivered to Purchasers Company’s reasonable best estimate of the Transaction Costs (other than fees payable to Collateral Agent).

(h)Governmental Authorizations and Consents.  Each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents to occur on or prior to the Closing Date (including the entering into of the Note Documents to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Purchasers.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents to occur on or prior to the Closing Date or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)[Reserved].

(j)Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Note Party shall have delivered to Collateral Agent:

(i)evidence satisfactory to Collateral Agent of the compliance by each Note Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts , in each case, to the extent provided therein);

(ii)a completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby;

(iii)fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;

(iv)evidence that each Note Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including an Intercompany Note) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k)Environmental Reports.  Purchasers shall have received reports and other information, in form, scope and substance satisfactory to Purchasers, regarding environmental matters relating to the Facilities,.

(l)Financial Statements; Projections.  Purchasers shall have received from Company (i) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Purchasers, (ii) pro forma consolidated and consolidating income statements of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, and (iii) the Projections.

(m)Evidence of Insurance.  Collateral Agent shall have received a certificate from each applicable Note Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n)Opinions of Counsel to Note Parties.  Collateral Agent, Purchasers and their respective counsel shall have received originally executed copies of the favorable written opinions of Goodwin Procter LLP, counsel for Note Parties as to such matters as Purchasers may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to

Purchasers (and each Note Party hereby instructs such counsel to deliver such opinions to Collateral Agent and Purchasers).

(o)Fees.  Company shall have paid to  Collateral Agent and Purchasers the fees payable on or before the Closing Date referred to in Section 2.10 and all expenses payable pursuant to Section 10.2 that have accrued to the Closing Date (to the extent invoiced prior to the Closing Date).

(p)Solvency Certificate.  On the Closing Date, Purchasers shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Purchasers.

(q)Closing Date Certificate.  Company shall have delivered to Purchasers an originally executed Closing Date Certificate, together with all attachments thereto.

(r)No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding, hearing, or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Purchasers, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)Due Diligence.  Each Purchaser shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Note Parties in scope and determination satisfactory to  Purchasers in their respective discretion (including satisfactory review of all Material Contracts), and, other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Note Parties as of the Closing Date that are materially inconsistent with the material previously provided to Purchasers for their respective due diligence review of the Note Parties.

(t)Minimum Liquidity.  Company shall demonstrate in form and substance reasonably satisfactory to Purchasers that on the Closing Date and immediately after giving effect to the issuance and sale of the Notes on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have at least $12,000,000 of Cash.

(u)No Material Adverse Change.  Since March 31, 2018, no Material Adverse Effect has occurred.

(v)Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Purchasers and its counsel shall be satisfactory in form and substance to Purchasers and such counsel, and Purchasers and such counsel shall have received all such counterpart originals or certified copies of such documents as Purchasers may reasonably request.

(w)Cash Management Structure.  The cash management structure of the Note Parties shall be satisfactory to Purchasers and, to the extent requested by Purchasers, shall include controlled account and sweep arrangements satisfactory to Collateral Agent in its sole discretion.

(x)Letter of Direction.  Purchasers shall have received a duly executed letter of direction from Company addressed to Purchasers, on behalf of itself and Purchasers, directing the disbursement on the Closing Date of the proceeds of the Notes made on such date substantially in the form of Exhibit B hereto.

(y)KYC Documentation.  (i) At least five days prior to the Closing Date, the Purchasers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act to the extent requested by the Purchasers at least ten days prior to the Closing Date.

(ii)At least five days prior to the Closing Date, the Note Parties shall deliver a Beneficial Ownership Certification in relation to such Note Party.

Each Purchaser, by delivering its signature page to this Agreement and purchasing a Note on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by Collateral Agent or Purchasers, as applicable on the Closing Date.

3.2Conditions to Credit Date.

(a)Conditions Precedent.  The obligation of each Purchaser to purchase the Notes on the Closing Date and the Additional Notes Closing Date, as applicable, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)Purchasers shall have received a fully executed and delivered Funding Notice;

(ii)As of such Credit Date, the representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; and

(iii)As of such Credit Date, no event shall have occurred and be continuing or would result from the issuance and sale of the Notes that would constitute an Event of Default or a Default.

(b)Each request for the sale and purchase of a Note by Company hereunder shall constitute a representation and warranty by Company as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.

3.3Additional Notes Closing Date. The obligation of each Purchaser to enter into this Agreement and to purchase the Additional Notes on the Additional Notes Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Additional Notes Closing Date:

(a)Note Documents.  Purchasers shall have received sufficient copies of this Agreement, the Fee Letter, its Note in the form of Exhibit J and each other Note Document to be dated as of the Additional Notes Closing Date, in each case as Purchasers shall request, in form and substance satisfactory to Purchasers, and executed and delivered by each applicable Note Party and each other Person party thereto.

(b)Organizational Documents; Incumbency.  Purchasers shall have received in respect of each Note Party (i) copies of each Organizational Document as Purchasers shall request, in each case certified by an Authorized Officer of such Note Party and, to the extent applicable, certified as of the Additional Notes Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Note Party executing any Note Documents to which it is a party; (iii) resolutions of the Board of Directors of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents, in each case, to which it is a party or by which it or its assets may be bound as of the Additional Notes Closing Date, certified as of the Additional Notes Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business to the extent the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, each dated a recent date prior to the Additional Notes Closing Date.

(c)Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries, as set forth on Schedule 4.1 on the Closing Date remains true and correct in all respects.  The Section 382 Ownership Shift (as of Company’s last “owner shift”) shall not exceed 46 percent; provided that this shall be determined without taking into account the issuance of, amendment to, or exercise of the Warrants.  For the avoidance of doubt, with regard to this Section 3.3(c) and Section 6.21, the parties acknowledge that the issuance of or amendment to the Warrants will not constitute an issuance of stock.

(d)Transaction Costs.  On or prior to the Additional Notes Closing Date, Company shall have delivered to Purchasers Company’s reasonable best estimate of the Transaction Costs (other than fees payable to Collateral Agent).

(e) Evidence of Insurance.  Collateral Agent shall have received a certificate from each applicable Note Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(f)Opinions of Counsel to Note Parties.  Collateral Agent, Purchasers and their respective counsel shall have received an executed copy of a favorable written opinion of Goodwin Procter LLP, counsel for Note Parties as to such matters as Purchasers may reasonably request, dated as of the Additional Notes Closing Date and in form and substance reasonably satisfactory to Purchasers (and each Note Party hereby instructs such counsel to deliver such opinions to Collateral Agent and Purchasers).

(g)Fees.  Company shall have paid to  Collateral Agent and Purchasers the fees payable on or before the Additional Notes Closing Date referred to in Section 2.10 and all expenses payable pursuant to Section 10.2 that have accrued to the Additional Notes Closing Date (to the extent invoiced prior to the Additional Notes Closing Date).

(h)Closing Date Certificate.  Company shall have delivered to Purchasers an executed Closing Date Certificate, together with all attachments thereto.

(i)Minimum Liquidity.  Company shall demonstrate in form and substance reasonably satisfactory to Purchasers that on the Additional Notes Closing Date and immediately after giving effect to the issuance and sale of the Notes on the Additional Notes Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have at least $9,000,000 of Cash.

(j)Letter of Direction.  Purchasers shall have received a duly executed letter of direction from Company addressed to Purchasers, on behalf of itself and Purchasers, directing the disbursement on the Additional Notes Closing Date of the proceeds of the Notes made on such date substantially in the form of Exhibit B hereto.

Each Purchaser, by delivering its signature page to this Agreement and purchasing a Note on the Additional Notes Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by, or item or other matter required to be satisfactory to, the Collateral Agent or Purchasers, as applicable, on the Additional Notes Closing Date.

3.4Conditions Subsequent to the Closing Date.   Company shall fulfill, on or before the date applicable thereto (which date can be extended in writing by Requisite Purchasers in their sole discretion), each of the conditions subsequent specified in Section 5.15.

SECTION 4REPRESENTATIONS AND WARRANTIES

In order to induce Collateral Agent and Purchasers to enter into this Agreement and to purchase the Notes, each Note Party represents and warrants to Agent and Purchaser, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1Organization; Requisite Power and Authority; Qualification.  Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2Capital Stock and Ownership.  The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, additional Capital Stock of Company or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3Due Authorization.  The execution, delivery and performance of the Note Documents have been duly authorized by all necessary action on the part of each Note Party that is a party thereto.

4.4No Conflict.  The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to Purchasers and except, in the case of Material Contracts or any other material Contractual Obligation, for any such consents and approvals the failure of which to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.5Governmental Consents.  The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (a) such approvals or consents which have been obtained and are in full force and effect, (b) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (c) any required EDGAR filings.

4.6Binding Obligation.  Each Note Document required to be delivered hereunder has been duly executed and delivered by each Note Party that is a party thereto and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.8Projections.  On and as of the Additional Notes Closing Date, the projections of Company and its Subsidiaries for the period of Fiscal Year 2020 through and including Fiscal Year 2023, including monthly projections for each month during the Fiscal Year in which the Additional Notes Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Additional Notes Closing Date, management of Company believed that the Projections were reasonable.

4.9No Material Adverse Change.  Since March 31, 2020, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10[Reserved].

4.11Adverse Proceedings, etc.  There are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect or liability (except to the extent covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such Adverse Proceedings, in each case during the term of this Agreement.  Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws)  that could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a Material

Adverse Effect or liability (except to the extent covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such defaults, in each case during the term of this Agreement.

4.12Payment of Taxes.  Except as otherwise permitted under Section 5.3, all income tax returns and other material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Company and/or its applicable Subsidiary, as the case may be).  There is no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13Properties.

(a)Title.  Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Note Party, regardless of whether such Note Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Note Party, enforceable against such Note Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14Environmental Matters.  Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental

Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries nor, to any Note Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15No Defaults.  Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.16Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(l), (a) all such Material Contracts are in full force and effect, (b) no defaults currently exist thereunder, and (c) each such Material Contract has not been amended, waived, or otherwise modified except as permitted under this Agreement.  As of the Closing Date, true, correct and complete copies of all Material Contracts listed on Schedule 4.16 have been delivered to the Purchasers.

4.17Governmental Regulation.  Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.  Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18Federal Reserve Regulations; Exchange Act.

(a)Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)No portion of the proceeds of issuance and sale of Notes has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such issuance and sale of Notes or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19Employee Matters.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries,  and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.  No Note Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect.

4.20Employee Benefit Plans.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to Collateral Agent and Purchasers.

4.22Solvency.  On the Closing Date and on each Credit Date, the Note Parties are Solvent on a consolidated basis.

4.23[Reserved].

4.24Compliance with Statutes, Etc.  Each of Company and its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries (it being understood, in the case of any statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities that are specifically referred to in any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision).  Each Note Party possesses all franchises, licenses and permits, patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others. Without limiting the foregoing, on or prior to the Closing Date, Company has made all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder with respect to transactions contemplated by this Agreement to have occurred on or prior to the Closing Date, in each case, on or prior to the date required thereunder (without giving effect to any extension or possible extension of such dates permitted thereunder).

4.25Disclosure(a).  (a) Other than with respect to projections, estimates and other forward looking information and general economic and industry information, no representation or warranty of any Note Party contained in any Note Document or in any other documents, certificates or written statements furnished to Collateral Agent or any Purchaser by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or that should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Purchasers for use in connection with the transactions contemplated hereby.

(b)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.26Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a)None of Company, any of its Subsidiaries, any Affiliate of any such Person, or any of their respective Directors, officers or, to the knowledge of any Note Party, employees, agents, advisors or other Affiliates is a Sanctioned Person.  Each of Company and its Subsidiaries and their respective Directors, officers and, to the knowledge of any Note Party, employees, agents, advisors and Affiliates is in compliance with and has not violated (i)  Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, and (iii)  Anti-Terrorism and Anti-Money Laundering Laws.  No part of the proceeds of any issuance and sale of Notes has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b)Company and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Company, its Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

4.27Private Offering.  Subject to the accuracy of the representations and warranties of the Purchasers, the offer, sale, issuance and delivery of the Notes in accordance with the terms herein will be exempt from the registration provisions of the Securities Act and the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SECTION 5AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1Financial Statements and Other Reports.  Unless otherwise provided below, Company will deliver to Purchasers:

(a)Monthly Reports.  Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event within thirty days after such written request, provided however, if at the time of such request Company has already prepared the materials in this Section 5.1(a), then five days after such written request, the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)Quarterly Financial Statements.  Upon filing with the Securities and Exchange Commission, a Form 10-Q, and solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event within forty-five days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Quarter ending March 30, 2019), the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)Annual Financial Statements.  Upon filing with the Securities and Exchange Commission, a Form 10-K, and solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event within ninety days after the end of each Fiscal Year, commencing with the Fiscal Year ending March 31, 2019, (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an Acceptable Auditor (which report and accompanying financial statements (other than such report and accompanying financial statements with respect to the Fiscal Year ended March 31, 2023) shall be unqualified as to going concern and scope of audit (other than a going concern or like qualification resulting solely from an upcoming maturity date for the Notes occurring within one year from the time such opinion is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)Compliance Certificate.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)[Reserved].

(f)Notice of Default.  Promptly and in any event within one Business Day after any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)Notice of Adverse Proceedings.  In the event Consolidated Liquidity is less than $25,000,000, promptly and in any event within two (2) Business Days after any officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to the Purchasers, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in a Material Adverse Effect or liability of Company or any of its Subsidiaries in excess of $250,000, individually, or $500,000, in the aggregate for all such Adverse Proceedings or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable the Purchasers and their counsel to evaluate such matters;

(h)ERISA and Employment Matters.  In the event Consolidated Liquidity is less than $25,000,000,  (i) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could be reasonably expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries in excess of $250,000, individually, or $500,000, in the aggregate for all such ERISA Events, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly and in any event within one day after the same is available to any Note Party, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Requisite Purchasers shall reasonably request, and (iii) promptly and in any event within one day after any Note Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Note Party;

(i)Financial Plan.  Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event no later than thirty days after the end of each Fiscal Year, a consolidated plan and financial forecast and updated model prepared for Company’s Board of Directors for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”);

(j)Insurance Report.  Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event no later than thirty days after such request is made, one or more certificates from the Note Parties’ insurance broker(s) together with accompanying endorsements, in each case in form and substance satisfactory to Requisite Purchasers, and a summary outlining all material insurance coverage maintained as of the date of such summary by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)[Reserved].

(l)Notice Regarding Material Contracts or Material Indebtedness.  In the event Consolidated Liquidity is less than $25,000,000, promptly, and in any event within five (5) Business Days after (i)(A) any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (B) any new Material Contract is entered into, or (ii) after any officer of any Note Party or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes an event of default under any Material Contract or Material Indebtedness, a notice specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts, delivered to  Purchasers (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)) and, in the case of clause (ii), as applicable, explaining the nature of such claimed event of default, and including an explanation of any actions being taken or proposed to be taken by such Note Party or Company with respect thereto;

(m)Environmental Reports and Audits.  In the event Consolidated Liquidity is less than $25,000,000, as soon as practicable and in any event within ten (10) Business Days following receipt thereof, copies of all environmental audits, reports, and notices with respect to environmental matters at any Facility or that relate to any environmental liabilities of Company or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, in each case, during the term of this Agreement;

(n)Information Regarding Collateral.  (a)  Company will furnish to Collateral Agent prior written notice of any change (i) in any Note Party’s corporate name, (ii) in any Note Party’s identity or corporate structure, (iii) in any Note Party’s jurisdiction of organization or formation, or (iv) in any Note Party’s Federal Taxpayer Identification Number or state organizational identification number.  Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;

(o)Reserved.

(p)Reserved.

(q)Tax Information. As soon as practicable following the ~~Purchaser’s~~Collateral Agent’s request therefor, (i) any tax information of Company that is reasonably requested by ~~such Purchaser; and~~Collateral Agent and (ii) as soon as practicable and in any event within forty-five days after the end of each Fiscal Quarter, an analysis prepared by a nationally recognized tax advisor (reasonably acceptable to the Collateral Agent) of the Company’s “owner shifts” during the “testing period,” each as determined under Section 382 of the Code as of the end of the most recent Fiscal Quarter.

(r)KYC Documentation.  (i) As soon as practicable and in any event within ten (10) Business Days following any  Purchaser’s request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii)As soon as practicable and in any event within five (5) Business Days following any Purchaser’s request therefor after the Closing Date in connection with any Permitted Acquisition or change in ownership of any Note Party, such Note Party shall deliver a Beneficial Ownership Certification in relation to such Note Party.

(s)Other Information.  (A) Promptly and in any event within ten days of their becoming available, notice of (i)  all periodic reports filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority and (ii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) promptly after any request, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Purchaser.

(t)Revised Financial Plan. (i) No later than the date that is forty-two (42) days after the Second Amendment Effective Date, the Revised Financial Plan and (ii) no later than the date that is thirty (30) days after the Fourth Amendment Effective Date, the Revised Financial Plan.

(u)Weekly Cash Flow Forecasts. Company shall deliver to Collateral Agent an updated 13-week cash flow forecast of Company and its Subsidiaries in a form reasonably satisfactory to Collateral Agent (it being understood that the form of such forecasts delivered to Collateral Agent prior to the Fourth Amendment Effective Date shall be deemed to be satisfactory to Collateral Agent) no later than each Friday of each week, (i) commencing on July 15, 2022 through October 1, 2022 and (ii) commencing on May 26, 2023.

(v)Notwithstanding anything to the contrary, financial information required to be delivered pursuant to Section 5.1(b) and (c) shall be deemed to have been delivered to the Purchasers on the date on which such information has been posted on the Home Page or is available via the EDGAR System (in each case, solely to the extent such financial information is included in materials filed via the EDGAR System or posted on the Home Page, as the case may be); provided, that, to the extent such information is in lieu of information required to be provided under Section 5.1(c), such materials are accompanied by the report of an Acceptable Auditor required pursuant to Section 5.1(c)(ii).

(w)CARES Act Indebtedness.  No later than Tuesday of each calendar week, a schedule setting forth the aggregate amount of CARES Act Indebtedness received by the Note Parties and their Subsidiaries through the end of the prior week and a detailed description of how the proceeds thereof have been applied by the Note Parties and their Subsidiaries through the end of the prior week;  promptly and in any event within one Business Day after submission, copies of all documents submitted by any Note Party or its Subsidiaries to request and justify forgiveness of any CARES Act Indebtedness; and promptly and in any event within one Business Day after receipt, copies of any notices received by the applicable lender or Governmental Authority with respect to the CARES Act Indebtedness.

5.2Existence.  Except as otherwise permitted under Section 6.9, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Note Party (other than Company with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Purchasers.

5.3Payment of Taxes and Claims.  Each Note Party will, and will cause each of its Subsidiaries to, pay all federal and state income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Note Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4Maintenance of Properties.  Each Note Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance and directors and officers insurance reasonably satisfactory to Requisite Purchasers (it being agreed that the business interruption insurance maintained on the Closing Date is reasonably satisfactory to the Requisite Purchasers), and (ii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the  loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6Books and Records; Inspections.  Each Note Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Note Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Collateral Agent or any Purchaser to visit and inspect any of the properties of any Note Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable advance notice and at such reasonable times during normal business hours; provided that, so long as no Event of Default has occurred and is continuing, the foregoing shall be limited to two (2) visits per Fiscal Year and that an Authorized Officer of the Company shall be afforded a reasonable opportunity to be present during all such meetings, inspections and discussions.

5.7Meetings.  Company will, upon the request of Requisite Purchasers, participate in a meeting of the Purchasers once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Requisite Purchasers or, if agreed to by  Requisite Purchasers in their sole discretion, via a conference call or other teleconference) at such time as may be agreed to by Company and Requisite Purchasers.

5.8Compliance with Laws.  Each Note Party will comply, and shall cause each of its Subsidiaries to comply, with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) in all material respects (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision) except, in each case, where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.26(a).  Each Note Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.26(b).

5.9Environmental.

(a)Environmental Disclosure.  Company will deliver to Purchasers:

(i)as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or resulting in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (3) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect or to liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities or (B) adversely affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Purchasers in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)Hazardous Materials Activities, Etc.  Each Note Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Note Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (ii) make an appropriate response to any Environmental Claim against such Note Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities.

5.10Additional Guarantors.  In the event that any Person becomes a Domestic Subsidiary of any Note Party, such Note Party shall, within ten (10) Business Days following such Person becoming a Domestic Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Purchasers and Collateral Agent a Counterpart Agreement, and (b) subject to the terms, provisions and limitations set forth in the Note Documents, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k), 3.1(m), and 3.1(n).  In addition, such Note Party shall deliver, or cause such Subsidiary to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock (other than Capital Stock which is Excluded Property) of such Subsidiary under the Pledge and Security Agreement (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable).  With respect to each such Subsidiary, Company shall send to Collateral Agent prior written notice setting forth with respect to such Person (i) the date on which such Person is intended to become a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary.

5.11Additional Locations and Material Real Estate Assets.

(a)Fee-Owned Real Estate Assets.  In the event that any Note Party acquires a fee-owned Material Real Estate Asset or a fee-owned Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Note Party shall promptly notify Collateral Agent thereof, and on the same date as acquiring or leasing such fee-owned Material Real Estate Asset, or within thirty days after any Real Estate Asset owned or leased on the Closing Date becomes a fee-owned Material Real Estate Asset (or at such later time as is approved by Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such fee-owned Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such fee-owned Material Real Estate Asset.

(b)[Reserved]

(c)Appraisals.  In addition to the foregoing, Company shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

(d)Other New Locations.  In the event (x) that any Note Party leases a new location where more than $100,000 in Collateral is located or enters into an arrangement with a third party for physical or electronic storage of any books and records or other information related to its business or operations (in each case, which cannot be obtained at another location of the Company that is subject to a Landlord Collateral Access Agreement) or (y) the Note Parties still hold a leasehold interest in the property at 21211 Nordhoff Street, Chatsworth, CA 91311 after December 31, 2019, such Note Party shall promptly commence using its commercially reasonably efforts for a period of no more than sixty (60) days to obtain a Landlord Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent for the benefit of the Secured Parties with respect to such location.

5.12[Reserved].

5.13Further Assurances.  At any time or from time to time upon the request of Collateral Agent or Requisite Purchasers, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Collateral Agent may reasonably request in order to effect fully the purposes of the Note Documents or to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Company or any Subsidiary that may be deemed to be part of the Collateral).  In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as Requisite Purchasers or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of Company that would constitute Collateral, and its Subsidiaries and all of the outstanding Capital Stock of Company and each of its Subsidiaries (subject to limitations contained in the Note Documents with respect to ~~Foreign~~Subsidiaries that are not Domestic Subsidiaries).  Notwithstanding anything to the contrary contained herein, (A) in no event shall Mortgages be required to be delivered in respect of any leasehold interest held by ~~Copmany~~Company or any of its Subsidiaries in any Real Estate Asset and (B) in no event shall actions (including any filings or registrations) outside of the United States or security or pledge agreements governed by any foreign law be required.

5.14Miscellaneous Covenants.  Unless otherwise consented to by Requisite Purchasers:

(a) Separateness.  Company will and will cause each of its Subsidiaries to:  (i)  maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity and (ii) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity, in each case, other than an Affiliate that is a Subsidiary of Company.

(b)[Reserved].

(c)Broadridge Rights Agreement.  Company and its Subsidiaries shall subject to obtaining the requisite approvals from the holders of Company’s Capital Stock (and shall use their reasonable best efforts to obtain such approval), maintain in effect and continue (in substantially the same form as in effect on the Closing Date or as otherwise consented to by Requisite Purchasers) the NOL Rights Agreement, dated as of May 6, 2016, between Company and Broadridge Financial Solutions, Inc., successor-in-interest to Computershare Inc.

5.15Post Closing Matters.  Each Note Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth on Schedule 5.15 on or before the respective date specified for each such requirement or such later date as is agreed to by the Collateral Agent in its sole discretion. The Company shall deliver to GSSLG the original of the Note containing the Company’s “wet ink” signature issued pursuant to Section 2.1(a) hereto on the Additional Notes Closing Date no later than three (3) Business Days after the Additional Notes Closing Date.

5.16CARES Act Indebtedness. Company agrees to, and will cause each of its Subsidiaries to (a) deposit all proceeds from CARES Act Indebtedness into a segregated Deposit Account (the “CARES Act Account”), (b) use funds from the CARES Act Account solely for CARES Act Permitted Purposes and before using any other cash on hand to pay expenses that are CARES Act Permitted Purposes and (c) apply for, and submit all documents required to obtain, forgiveness or other relief of all CARES Act Indebtedness that is eligible for forgiveness by all deadlines required by the CARES Act.  Each Note Party represents and agrees that it has determined in good faith, after consultation with counsel on all matters related to CARES Act Indebtedness, that it is eligible to apply as a borrower under the SBA’s Paycheck Protection Program, including the application of SBA affiliation rules, and has taken into consideration in making such determination the Interim Final Rule and all FAQs issued by the SBA, including determining that the current economic uncertainty makes the loan request necessary to support its ongoing operations taking into account its current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that is not significantly detrimental to the business.  All applications, documents and other information submitted to any Governmental Authority with respect to the CARES Act Indebtedness shall be true and correct. No Purchaser or any of its Affiliates is deemed an “affiliate” of any Note Party or any of its Subsidiaries for any purpose related to the CARES Act Indebtedness, including the eligibility criteria with respect thereto.  Each Note Party acknowledges and agrees that (x) it has consulted its own legal and financial advisors with respect to all matters related to CARES Act Indebtedness (including eligibility criteria) and the CARES Act, (y) it is responsible for making its own independent judgment with respect to CARES Act Indebtedness and the process leading thereto, and (z) it has not relied on Collateral Agent or any Purchaser or any of their affiliates with respect to any of such matters.  Each Note Party agrees that it will not make any claim that Collateral Agent or any Purchaser or any of their affiliates have rendered advisory services of any nature or respect in connection with any CARES Act Indebtedness, the CARES Act or the process leading thereto.

5.17Rental Fleet.  From the date that is the nine (9) month anniversary of the Additional Notes Closing Date, subject to the satisfaction, or waiver in accordance with Section 10.5, the Company shall:

(a)Expand its Rental Fleet by at least:

(i)2.00 MW by the 9 month anniversary of the Additional Notes Closing Date; and

(ii)12.50 MW by the 18 month anniversary of the Additional Notes Closing Date;

(b)As of the last day of each month, maintain 50% Utilization of its Rental Fleet for the six (6) month period ending on such date; and

(c)Maintain no more than 60% Utilization of the Rental Fleet, with respect to any single counterparty.

5.18~~Refinancing~~ Milestones. Company shall achieve the following milestones with respect to a ~~Refinancing~~Transaction Support Agreement (as defined below) by the dates indicated below:

Milestone	Deadline

~~1.~~ 1.     The Company shall ~~have entered into as engagement~~enter into a transaction support agreement~~,~~ with one or more lenders in form and substance mutually satisfactory to the Collateral Agent ~~(including with respect to the scope of the engagement and the compensation for such engagement) in its sole discretion, with an investment banking professional services firm satisfactory to Collateral Agent in its sole discretion (it being understood and agreed that the banking professional services firms set forth on Exhibit 5.18 shall be deemed to be satisfactory to Collateral Agent) (the “Investment Bank”) in connection with a repayment of all of the Obligations under the Notes (the “Refinancing”)~~and the Company, (the “Transaction Support Agreement”).

~~August 10, 2022~~The date that is 30 days after the Fourth Amendment Effective Date

~~2. The Company shall have used commercially reasonable best efforts to raise a minimum of $10,000,000 through a sale of common stock~~2.     Subject to any necessary shareholder approvals, the parties shall have executed and delivered, or reached agreement on substantially final versions of, the definitive documentation with respect to the transactions specified by the  Transaction Support Agreement, in form and substance satisfactory to Collateral Agent, in its sole discretion.

~~September 14, 2022~~The date that is 45 days after the Fourth Amendment Effective Date

~~3.~~ 3. The Company shall have ~~used commercially reasonable best efforts to have~~ closed the ~~Refinancing~~transactions specified by the Transaction Support Agreement.	~~October 1, 2022 (the “Refinancing Milestone Date”)~~September 15, 2023

5.19Financial Advisor. Company shall take all actions necessary to maintain its engagement with Financial Advisor until the Obligations have been Paid in Full or such earlier date designated, in writing, by Collateral Agent. In addition, Company will provide Collateral Agent with access to Financial Advisor, including to review any reports or documents prepared by Financial Advisor (including without limitation the 13- week cash flow projections referenced in Section 5.1(u) hereof) and to discuss Company’s business, financial condition, assets, prospects, and results of operations, for so long as Financial Advisor is engaged by Company.

~~5.20 Interim Chief Financial Officer. Company shall retain an individual acceptable to Collateral Agent to serve as the interim chief financial officer on terms satisfactory to Collateral Agent in its sole discretion (it being understood and agreed that Scott Robinson, and the terms offered to him by Company on or before the Second Amendment Effective Date are deemed to be satisfactory to Collateral Agent) no later than fourteen (14) days after the Second Amendment Effective Date.~~

5.20[Reserved].

5.21Collateral Questionnaire. Company shall deliver to Collateral Agent a collateral questionnaire substantially in the form of Exhibit 5.21, or in any other form reasonably satisfactory to Collateral Agent, no later than fourteen (14) days after the Second Amendment Effective Date (or such later date as may be agreed to by Collateral Agent in its sole discretion).

5.22Board Observation Rights. So long as any Obligations under this Note Purchase Agreement remain outstanding, the Purchasers shall be entitled to appoint one board observer (the “Observer”) to the Board of Directors for the Company (the “Board”); provided that the Observer shall not have any voting rights with respect to any actions taken or elected not to be taken by the Board. The Company shall, subject to customary confidentiality procedures, provide to the Observer prior written notice of any meeting or reunion of the Board, which shall be delivered substantially simultaneously with the delivery of notice of such meeting or reunion to the Board.  Notwithstanding anything herein to the contrary, the Company and its Subsidiaries reserve the right to exclude the Observer from access to any Board meetings or reunions (including any executive sessions of the Board) or any material or portion thereof and/or withhold from the Board Observer any notices, documents or other information furnished to the other participants of such meeting or reunion if and only if (A) the Board is discussing strategy with respect to the Notes and/or the Purchasers or matters of conflict of interest to any Purchaser or (B) to the extent the Company believes that such exclusion or withholding is reasonably necessary (w) to preserve the attorney-client privilege of the Company or its Subsidiaries or to avoid a conflict of interest, (x) to discharge its directors’ or managers’ fiduciary duties, (y) to protect proprietary or confidential information of third parties, or (z) to avoid any circumstance where such access could reasonably be deemed to violate applicable law. The Company shall reimburse the Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with this Section 5.22.

5.23[Reserved].

5.24 [Reserved].

5.25Professional Services. On or prior to the Fourth Amendment Effective Date, Company shall provide to Collateral Agent a schedule of all estimated payments due or otherwise to be paid to any consulting, legal, financial or other advisory firms from the Fourth Amendment Effective Date to the day that is thirty (30) days after the Fourth Amendment Effective Date, (the “Professional Services Estimate”) (it being acknowledge and agreed by the Collateral Agent and the Purchasers that the Company has provided the Professional Services Estimate on or prior to the Fourth Amendment Effective Date).

SECTION 6NEGATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, such Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1Indebtedness.  No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)[Reserved];

(d)Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for customary indemnification or from customary guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

(e)Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;

(f)Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and similar arrangements or otherwise arising in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(g)guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(h)guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(i)Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Purchasers than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)Indebtedness  in an aggregate amount (taken together with the amount of any other Indebtedness secured by Liens pursuant to Section 6.2(o)) not to exceed at any time outstanding an aggregate principal amount equal to (A) $500,000 minus (B) the aggregate outstanding principal amount of all CARES Act Indebtedness (but in no event less than zero).

(k)obligations under Hedge Agreements which are not for speculative purposes;

(l)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m)bankers' acceptances, bank guarantees, letters of credit, warehouse receipt or similar facilities, in each case incurred or issued, as applicable, in the ordinary course of business;

(n)Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to Company and its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person;

(o)prepaid or deferred revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and other similar accrued obligations (including accruals for payroll and other operating expenses accrued in the ordinary course of business) and customary obligations under employment agreements and deferred compensation, in each case, incurred in the ordinary course of business; and

(p)unsecured Indebtedness incurred by Company or any of its Subsidiaries incurred pursuant to paragraph 36 of Section 7(a) of the SBA and Section 1102 of the CARES Act (the “CARES Act Indebtedness”), when taken together with the amount of Indebtedness outstanding under Section 6.1(j),in an aggregate outstanding amount not to exceed $10,000,000 (or such greater amount as the Requisite Purchasers agree in writing in their sole discretion), so long as (x) the proceeds thereof are applied in accordance with the CARES Act Permitted Purposes and (y) CARES Act Indebtedness is not incurred under any other clause of this Section 6.1.

6.2Liens.  No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Note Document;

(b)Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP so long as the aggregate amount of such Taxes does not exceed $500,000 at any time outstanding;

(c)statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel

(f)any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)Liens solely on any customary cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Company or such Subsidiary;

(l)Liens described in Schedule 6.2;

(m)Liens securing Indebtedness permitted pursuant to Section 6.1(j);

(n)Liens on Cash collateral supporting letters of credit, banking products and other credit support obligations not to exceed $250,000 in the aggregate at any time outstanding; and

(o) other Liens on assets that secure Indebtedness in an aggregate amount (taken together with the amount of any Indebtedness incurred pursuant to Section 6.1(j) that is not secured by a Lien) not to exceed $500,000 at any time.

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Note Party under any Hedge Agreement be secured by any Lien.

6.3Equitable Lien.  If any Note Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Purchasers to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other disposition permitted under Section 6.9, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) agreements with respect to Liens permitted pursuant to Section 6.2(m) (provided that such restrictions are limited to the property or assets secured by such Liens), no Note Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5Restricted Junior Payments.  No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Note Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6Restrictions on Subsidiary Distributions.  Except as provided herein, no Note Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make Note or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in agreements evidencing any purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7Investments.  No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a)Investments in Cash and Cash Equivalents;

(b)equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Wholly-Owned Guarantor Subsidiaries of Company;

(c)Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)intercompany loan to the extent permitted under Section 6.1(b);

(e)Investments in Company or any of its Guarantor Subsidiaries for purposes of making Consolidated Capital Expenditures permitted by Section 6.8(e) in respect of fixed assets directly owned by Company or any of its Guarantor Subsidiaries;

(f)loans and advances to employees of Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loan after the Closing Date in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(g)Permitted Acquisitions, the aggregate Acquisition Consideration for which constitutes less than $2,500,000 in the aggregate from the Closing Date to the date of determination;

(h)Investments described in Schedule 6.7; and

(i)Investments made by any Note Party or any of its Subsidiaries in another Note Party or any of its Subsidiaries directly from the proceeds of any CARES Act Indebtedness so long as such proceeds are applied by the Note Parties and their Subsidiaries for the CARES Act Permitted Purposes.

Notwithstanding anything in this Section 6.7 to the contrary, in no event shall any Note Party make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8Financial Covenants.

(a)Consolidated Adjusted EBITDA.  Company shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below (with corresponding calendar quarters also included as reference):

Fiscal Quarter Ending	Consolidated Adjusted EBITDA (in thousands)
September 30, 2020	($11,179)
December 31, 2020	($10,858)
March 31, 2021	($10,970)
June 30, 2021	($10,888)
September 30, 2021	($11,401)
December 31, 2021	($11,038)
March 31, 2022	($11,347)
June 30, 2022	($10,788)
September 30, 2022	($10,573)
December 31, 2022	($10,527)
March 31, 2023	($10,694)
June 30, 2023	($10,274)

(b)Minimum Consolidated Liquidity.  Company shall not permit Consolidated Liquidity to be less than:

(i)prior to May 13, 2021, $9,000,000;

(ii)from May 13, 2021 to March 31, 2022, $12,200,000; ~~and~~

(iii)~~after~~from March 31, 2022, to the Fourth Amendment Effective Date, $9,000,0000~~.~~;

(iv)from July 14, 2023 through August 15, 2023 $4,000,000.00;

(v)From August 16, 2023 through August 31, 2023; $4,500,000.00; and

(vi)From September 1, 2023 through September 1, 2024, $6,000,000.00.

6.9Fundamental Changes; Disposition of Assets; Acquisitions.  No Note Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a plan of division), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or make any Acquisition, except:

(a)any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger involving Company, Company shall be the continuing or surviving Person, and in the case of any other such merger, a Wholly-Owned Guarantor Subsidiary shall be the continuing or surviving Person;

(b)sales or other dispositions of assets that do not constitute Asset Sales;

(c)Asset Sales, the proceeds of which (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $2,500,000; provided (1) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company), (2) no less than 90% thereof shall consist of Cash paid upon the closing of each applicable Asset Sale, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)sales and other disposals of used, surplus, obsolete or worn out property;

(e)Acquisitions consisting of Investments made in accordance with Section 6.7;

(f)the granting of Permitted Liens;

(g)the licensing or sublicensing, on intellectual property in the ordinary course of business to the extent that they do not materially interfere with the ordinary conduct of business of Company or any Subsidiary;

(h)dispositions of Cash and Cash Equivalents in the ordinary course of business in a manner not otherwise prohibited by this Agreement or the other Note Documents;

(i)the lapse or abandonment of any registrations or applications for registration of any immaterial intellectual property, so long as such lapse or abandonment is not adverse to the interests of Collateral Agent and the Purchasers;

(j)the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind in the ordinary course of business;

(k)the discount of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; and

(l)any Rental Unit Sales.

6.10Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Note Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify Directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Note Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify Directors if required by applicable law.

6.11Sales and Lease-Backs.  No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Note Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

6.12Transactions with Shareholders and Affiliates. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Company or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Company or of any such holder; provided, however, that the Note Parties and their Subsidiaries may enter into or permit to exist any such transaction if either (i) Requisite Purchasers have consented thereto in writing prior to the consummation thereof or (ii) the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further; provided, that the foregoing restrictions shall not apply to (a) any transaction among Company and any Wholly-Owned Guarantor Subsidiary or any of them; (b) reasonable and customary fees paid to members of the Board of Directors of Company or any of its Subsidiaries; (c) reasonable and customary compensation arrangements for officers and other employees of Company or any of its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; and (e) the issuance of the Warrants and the exercise of any and all related rights by the Warrant Holder in connection therewith.  Company shall disclose in writing each transaction with any holder of 10% or more of any class of Capital Stock of Company or any of its Subsidiaries to Purchasers.

6.13Conduct of Business.  From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in (i) any business other than (A) the businesses engaged in by such Note Party on the Closing Date or any other businesses that is reasonably related, complementary or ancillary thereto, and (B) such other lines of business as may be consented to by Requisite Purchasers, or (ii) any business or activities that conflict with Section 4.26(a).

6.14[Reserved].

6.15 Compliance with Reporting Requirements.  Company shall comply with the Securities Act, Exchange Act, the rules and regulations promulgated thereunder and each other law, rule and regulation applicable to Company due to its status as a publicly traded company. Company shall at all times maintain systems of internal controls and corporate governance standards consistent with best practices for a publicly traded company of its size. Without limiting the foregoing, Company shall ensure that all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder are made on or prior to the date required thereunder.

6.16Fiscal Year; Accounting Policies.  No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from March 31 or make any change in its accounting policies that is not required under GAAP.

6.17Deposit Accounts and Securities Accounts.  ~~No~~Subject to Section 5.22, no Note Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account, in each case, (a) on or after the 30th day following the Closing Date, or solely in the case of any such account that is acquired pursuant to a Permitted Acquisition or other permitted Investment, the 30th day following the acquisition of such Deposit Account or Securities Account and (b) other than with respect to Excluded Accounts.

6.18Amendments to Organizational Agreements and Material Contracts.  No Note Party shall (a) amend or permit any amendments to any Note Party’s or any of its Subsidiaries’ Organizational Documents; or (b) amend, terminate, or waive or permit any amendment, termination, or waiver of any provision of, any Material Contract or Material Indebtedness if such amendment, termination, or waiver would be adverse to the Purchasers.

6.19Prepayments of Certain Indebtedness.  No Note Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Note Party or any of its Subsidiaries for borrowed money prior to its scheduled maturity (or the date when such payments are due), other than (i) the Obligations, (ii) Capital Leases permitted hereunder and (iii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9. In addition, in no event shall any Note Party or any of its Affiliates directly or indirectly purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any CARES Act Indebtedness prior to its scheduled maturity date as required under the CARES Act, other (a) than the cancellation and forgiveness of such Indebtedness in accordance with the CARES Act, (b) any repayment with the proceeds of CARES Act Indebtedness and (c) to the extent that any CARES Act Indebtedness is not Eligible CARES Act Indebtedness, any repayment on or prior to May 14, 2020 with the proceeds of CARES Act Indebtedness or cash on hand.

6.20Use of Proceeds.  No Note Party shall use the proceeds from the issuance and sale of the Notes except as set forth in Section 2.5.

6.21Equity Issuances.  No Note Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock (other than any issuance the proceeds of which are used for the Payment in Full of the Obligations (including any Yield Maintenance Premium) and other than in connection with the exercise of the Warrants) if such issuance would cause the Section 382 Ownership Shift to exceed (x) until April 1, 2021, 42.0% and (y) thereafter, 40%; provided that such threshold shall be increased to 45.0% if Company amends its Organizational Documents to the satisfaction of Requisite Purchasers such that (i) any transfer of Capital Stock of Company by a “5%  shareholder” (as defined under Section 382 of the Code) that would create an “ownership change” within the meaning of Section 382(g)(2) of the Code shall be null and void ab initio unless specifically approved in writing by Company’s Board of Directors, and (ii) so long as any Obligations are outstanding (other than indemnification and reimbursement claims for which no claims been asserted), Company’s Board of Directors may not provide such approval without the prior written approval of Requisite Purchasers.

6.22Additional Matters. Except as otherwise expressly permitted by this Agreement, no Note Party shall, nor shall it permit any of its Subsidiaries to, do any of the following actions without Requisite Purchasers’ prior written consent (in their sole discretion): (i) permit the occurrence of any Sale Transaction, (ii) permit the occurrence of any Liquidation Event, (iii) select or change Company’s independent auditor to any entity other than an Acceptable Auditor,  or (iv) reclassify any debt securities or Capital Stock or undertake any other corporate restructuring or reorganization, including any alteration of the rights, preferences or privileges of Capital Stock (excluding any stock splits).

6.23Cash Disbursements. Company shall not make any cash disbursements which exceed (i) $2,500,000.00 in the aggregate in any five (5) Business Day period in which Company is obligated to pay any payroll obligations or (ii) $2,000,000.00 in the aggregate in any five (5) Business Day period in which Company is not obligated to pay any payroll obligations, in each case without providing prior written notice to the Collateral Agent. Notwithstanding anything in this Section 6.23 to the contrary, Company shall not be prohibited from making the following cash disbursements: (i) cash disbursements on July 3, 2023 to pay obligations for insurance coverage for the Fiscal Year beginning on  April 1, 2023, in amounts not exceeding $657,000.00 in the aggregate, (ii) cash disbursements to purchase a directors and officers tail insurance policy prior to July 31, 2023, in amounts not exceeding $900,000.00 in the aggregate, (iii) cash disbursements for the payment of employee retention plans listed on Schedule 6.24 prior to January 1, 2024, in amounts not exceeding $363,000.00 in the aggregate and (iv) cash disbursements for payment of professional fees not otherwise prohibited by Section 6.25 and associated with any refinancing of or amendment to this Agreement, the Transaction Support Agreement or any Sale Transaction.

6.24Employee Agreements. Without prior written consent of the Collateral Agent, Company shall not (i) pay or incur any bonus or severance payments, (ii) enter into any new employment agreements consulting contracts or similar arrangements or (iii) adopt any new, or amend in a manner that is adverse to the Company, any existing, employment benefit plans, employee retention plans, incentive plans or severance plans, except to the extent required by law. Notwithstanding anything in this Section 6.24 to the contrary, the Collateral Agent shall be deemed to have approved the employee retention plans listed on Schedule 6.24.

6.25Professional Services. From the Fourth Amendment Effective Date to the day that is thirty (30) days after the Fourth Amendment Effective Date, Company shall not make any payments to any consulting, legal, financial or other advisory firm which exceed $2,000,000.00 in the aggregate, without the prior written consent of the Collateral Agent.

SECTION 7GUARANTY

7.1Guaranty of the Obligations.  Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to each Beneficiary the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the ~~obligations~~ Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)Collateral Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid.  Without limiting the generality of the foregoing, if any Beneficiary is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Note Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and

(f)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Note Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Note Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Note Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for the benefit of Beneficiaries and shall forthwith be paid over to of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7Subordination of Other Obligations.  Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the benefit of Beneficiaries and shall forthwith be paid over to Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.  For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.

7.8Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10Financial Condition of Company.  Any credit extension by Purchasers to Company pursuant to this Agreement or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11Bankruptcy, etc.

(a)So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Requisite Purchasers, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense that Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Note Party of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)In the event that all or any portion of the Guaranteed Obligations are paid by any Note Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any documentation reasonably requested by Company in writing to further evidence or reflect any such release, all at the expense of Company).

SECTION 8EVENTS OF DEFAULT

8.1Events of Default.  If any one or more of the following conditions or events shall occur:

(a)Failure to Make Payments When Due.  Failure by Company to pay (i) the principal of and premium, if any, on any Note when due whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Note, by notice of voluntary prepayment, by mandatory prepayment or otherwise when due or (iii) any interest on any Note or any fee or any other amount due hereunder, in each case, within one (1) Business Day after the due when due hereunder.

(b)Default in Other Agreements.  (i) Failure of any Note Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor;  (ii) breach or default by any Note Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Material Indebtedness, or (2) any loan agreement, mortgage, note, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) after May 14, 2020, the principal amount of outstanding CARES Act Indebtedness of the Note Parties and their Subsidiaries exceeds $1,950,000 or (iv) more than 10% of the outstanding CARES Act Indebtedness of the Note Parties and their Subsidiaries does not constitute Eligible CARES Act Indebtedness (any such amount in excess of 10%, the “Excess CARES Act Indebtedness

Amount”), unless (and only for so long as) (x) the Cash balance in the CARES Act Account is equal to or greater than the Excess CARES Act Indebtedness Amount or (y) the Excess CARES Act Indebtedness Amount has been repaid in compliance with Section 6.19 hereof; or

(c)Breach of Certain Covenants.  (i) Failure of any Note Party to perform or comply with any term or condition contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 5.10, Section 5.11, Section 5.14(c), Section 5.15, Section 5.16 Section 5.18, Section 5.19, Section 5.20 or Section 6; or

(d)Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Note Party in any Note Document or in any statement or certificate at any time given by any Note Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; or

(e)Other Defaults Under Note Documents.  Any Note Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty days after the earlier of (i) an officer of such Note Party becoming aware of such default, or (ii) receipt by Company of notice from any Purchaser of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)Dissolution.  Any order, judgment or decree shall be entered against any Note Party or any of its Subsidiaries decreeing the dissolution or split up of such Note Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)Employee Benefit Plans.  (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or

(k)Change of Control.  A Change of Control shall occur; ~~or~~

(l)Guaranties, Collateral Documents and other Note Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a value in excess of $50,000 in the aggregate purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability, including with respect to future advances by Purchasers, under any Note Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents; or

(m)Ownership Changes.  Company undergoes an “ownership change” within the meaning of Section 382 of the Code as determined by Requisite Purchasers in good faith after consultation with Company, other than as a direct result of any exercise of the Warrants.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Company by Requisite Purchasers, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party: (I) the unpaid principal amount of and accrued interest and premium on the Notes and (II) all other Obligations; (B) Requisite Purchasers may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (C) Collateral Agent may enforce any other rights and remedies available to it under any Note Document or under applicable law.

8.2Company’s Right to Cure.  For purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.8(a) for the Fiscal Quarter ended June 30, 2022 (the “Specified Financial Covenant”), Company may make a prepayment (such prepayment, the “Specified Debt Prepayment”) of the Notes pursuant to Section 2.12 in an amount up to the amount that the required level for Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2022 exceeds Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2022 (the “Cure Cap”) (provided that any reversal by the Company made with respect to allowances or reserves for bad debt for the Fiscal Quarter ended June 30, 2022 shall reduce the Cure Cap on a dollar for dollar basis) and Consolidated Adjusted ~~EBIDTA~~EBITDA for the Fiscal Quarter ended June 30, 2022 shall be deemed to be increased by the amount of the Specified Debt Prepayment, which Specified Debt Prepayment may be made after June 30, 2022 and on or prior to August 26, 2022 (the “Specified Debt Cure Deadline”); provided that a Specified Debt Prepayment shall not be deemed to increase Consolidated Adjusted EBITDA for any purpose other than for purposes of determining compliance with the Specified Financial Covenant for the Fiscal Quarter for which the Specified Debt Prepayment was made and shall not increase Consolidated Adjusted EBITDA for any Fiscal Quarter ending after the Fiscal Quarter ended June 30, 2022.

Upon satisfying the requirements in the previous sentence, the Note Parties shall be deemed to have satisfied the requirements of such Specified Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith on such date of determination.

Until the expiration of the Specified Debt Cure Deadline in respect of any prospective default with respect to the Specified Financial Covenant, neither Collateral Agent nor any Purchaser shall be permitted to (and shall not) accelerate any Notes held by them or exercise any rights or remedies against any Note Party or any of the Collateral on the basis of a failure to comply with the requirements of the Specified Financial Covenant.

SECTION 9COLLATERAL AGENT

9.1Appointment of Collateral Agent.  GSSLG is hereby appointed Collateral Agent hereunder and under the other Note Documents and each Purchaser hereby authorizes GSSLG, in such capacity, to act as Collateral Agent in accordance with the terms hereof and the other Note Documents.  Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Note Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Collateral Agent and Purchasers and no Note Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder,  Collateral Agent shall act solely as an agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.  It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2Powers and Duties.  Each Purchaser irrevocably authorizes  Collateral Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Purchaser authorizes Collateral Agent, as applicable, to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Collateral Agent, in its sole discretion.   Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents.   Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Collateral Agent shall not have, by reason hereof, any of the other Note Documents, a fiduciary relationship in respect of any Purchaser or any other Person; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Collateral Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3General Immunity.

(a)No Responsibility for Certain Matters.  Collateral Agent shall not be responsible to any Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Collateral Agent to Purchasers or by or on behalf of any Note Party to Collateral Agent or any Purchaser in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to Collateral Agent) or to inspect the properties, books or records of Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing.

(b)Exculpatory Provisions.  Neither Collateral Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Purchasers for any action taken or omitted by Collateral Agent (i) under or in connection with any of the Note Documents or (ii) with the consent or at the request of Requisite Purchasers (or, if so specified by this Agreement, all Purchasers or any other instructing group of Purchasers specified by this Agreement), in each case except to the extent caused by Collateral Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Collateral Agent shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity.  Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Collateral Agent shall have received instructions in respect thereof from Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Purchasers (or such other Purchasers, as the case may be), Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5).

(c)Delegation of Duties.  Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Collateral Agent.  Such appointing Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Collateral Agent and shall apply to their respective activities in connection with activities as Collateral Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Note Parties and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Note Party, Purchaser or any other Person and no Note Party, Purchaser or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.  Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d)Notice of Default or Event of Default.  Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Collateral Agent by a Note Party or a Purchaser.  In the event that Collateral Agent shall receive such a notice, Collateral Agent will endeavor to give notice thereof to the Purchasers; provided, that failure to give such notice shall not result in any liability on the part of Collateral Agent.

9.4Collateral Agent Entitled to Act as Purchaser.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Collateral Agent in its individual capacity as a Purchaser hereunder.  With respect to its participation in the Notes,  Collateral Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include  Collateral Agent in its individual capacity.  Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Purchasers.  The Purchasers acknowledge that pursuant to such activities, Collateral Agent and its Affiliates may receive information regarding any Note Party or any Affiliate of any Note Party (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate) and acknowledge that Collateral Agent and its Affiliates shall be under no obligation to provide such information to them.

9.5[Reserved].

9.6Right to Indemnity.  Each Purchaser, in proportion to its Pro Rata Share, severally agrees to indemnify Collateral Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents of  Collateral Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence

9.7Successor Collateral Agent.

(a)[Reserved]

(b)Collateral Agent may resign at any time by giving prior written notice thereof to Purchasers and the Note Parties.  Requisite Purchasers shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Company and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Company and Requisite Purchasers or (iii) such other date, if any, agreed to by Requisite Purchasers.  Until a successor Collateral Agent is so appointed by Requisite Purchasers, any collateral security held by Collateral Agent for the benefit of the Purchasers under any of the Note Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)[Reserved].

(d)Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to an Affiliate of GSSLG without the prior written consent of, or prior written notice to, Company or the Purchasers; provided, that Company and the Purchasers may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until Collateral Agent provides written notice to Company and the Purchasers of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Note Documents.

9.8Collateral Documents and Guaranty.

(a)Agent under Collateral Documents and Guaranty.  Each Purchaser hereby further authorizes Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Collateral Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented.  Upon request by Collateral Agent at any time, the Purchasers will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8.  Upon the reasonable request of Company and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any such release documentation reasonably requested by Company in connection with such permitted releases as described above, all at the expense of Company.

(b)Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Note Documents to the contrary notwithstanding, Company, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Note Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Purchaser may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Purchaser or Purchasers in its or their respective individual capacities unless Requisite Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)[Reserved].

(d)Release of Collateral and Guarantees, Termination of Note Documents.  Notwithstanding anything to the contrary contained herein or any other Note Document, when all Obligations have been Paid in Full, upon request of Company, Collateral Agent shall  take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Note Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)No Duty.  Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

(f)Agency for Perfection.  Collateral Agent and each Purchaser hereby appoints Collateral Agent and each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another

Secured Party) and  Collateral Agent and each Purchaser hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Note Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9[Reserved].

9.10Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Note Party, Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any demand shall have been made on Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its respective agents and counsel and all other amounts due the Purchasers and  Collateral Agent under Sections 2.10, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under Sections 2.10, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Collateral Agent, its agents and counsel, and any other amounts due Collateral Agent under Sections 2.10, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Purchasers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing contained in this Section 9.10 shall be deemed to authorize Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.

SECTION 10MISCELLANEOUS

10.1Notices.

(a)Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or  Collateral Agent, shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Purchaser, the mailing address as indicated on Appendix B or otherwise indicated to Company in writing.  Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to Collateral Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to Collateral Agent in its capacity as such shall be effective until received by Collateral Agent; provided, further, any such notice or other communication shall, at the request of Collateral Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Collateral Agent from time to time.

(b)Electronic Communications.

(i)Notices and other communications to Collateral Agent, Purchasers and any Note Party hereunder may be delivered or furnished by other electronic communication (including e mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Requisite Purchasers in their sole discretion, provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to Collateral Agent, any Purchaser pursuant to Section 2 if any such Person has notified Company that it is incapable of receiving notices under such Section 2 by electronic communication.  Collateral Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  In the case of any notices by electronic communication permitted in accordance with this Agreement, unless any Purchaser otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, local time at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) notices or communications permitted to be posted to an

Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)Each Note Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii)The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of Collateral Agent or any of its officers, Directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  In no event shall the Agent Affiliates have any liability to any of the Note Parties, any Purchaser or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Note Party’s or Collateral Agent’s transmission of communications through the Platform.  Each party hereto agrees that Collateral Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Note Parties agree to pay promptly (a) all of Purchasers’ actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto; (b) all of Collateral Agent’s costs of furnishing all opinions by counsel for Company and the other Note Parties; (c) all the reasonable and documented fees, expenses and disbursements of counsel to Collateral Agent in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable and documented expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent or Requisite Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) Collateral Agent’s actual costs and reasonable and documented fees, expenses, and disbursements of any auditors, accountants, consultants or appraisers’; (f) all the actual costs and reasonable and documented expenses (including the reasonable and documented  fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable and documented  costs and expenses incurred by Agent in connection with the transactions contemplated by the Note Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Collateral Agent and Purchasers in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Requisite Purchasers in their sole discretion.

10.3Indemnity and Related Reimbursement.

(a)In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees that on demand it will reimburse such Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c)To the fullest extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known or suspected to exist in its favor.

(d)Each Note Party also agrees that no Indemnitee will have any liability to any Note Party or any person asserting claims on behalf of or in right of any Note Party or any other Person in connection with or as a result of this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note, or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Note Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Note Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Purchaser in performing its purchase obligations under this Agreement; provided, however, that in no event will any such Purchaser or Collateral Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Purchaser’s, or Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith.

10.4Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Purchaser and its Affiliates are each hereby authorized by each Note Party at any time or from time to time subject to the consent of Requisite Purchasers (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Purchaser to or for the credit or the account of any Note Party against and on account of the Obligations of any Note Party to such Purchaser hereunder and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Note Document, irrespective of whether or not (a) such Purchaser shall have made any demand hereunder or (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  The rights of each Purchaser and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Purchaser or its Affiliates may otherwise have.

10.5Amendments and Waivers.

(a)Requisite Purchasers’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Note Documents (excluding the Fee Letter), or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of Requisite Purchasers.

(b)Affected Purchasers’ Consent.  Subject to Section 10.5(d), without the written consent of each Purchaser that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)extend the scheduled final maturity of any Note;

(ii)waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.9) or any fee or premium payable under this Agreement;

(iv)waive or extend the time for payment of any such interest, fees, or premiums;

(v)reduce or forgive the principal amount of any Note;

(vi)amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Purchasers or any specific Purchasers is required;

(vii)amend the definition of “Requisite Purchasers” or “Pro Rata Share”; provided, with the consent of Requisite Purchasers, additional issuances and purchases of notes pursuant to this Agreement (if any) may be included in the determination of “Requisite Purchasers” or “Pro Rata Share” on substantially the same basis as the Commitments and the Notes are included on the Additional Notes Closing Date;

(viii)release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Note Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Purchasers pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Note Documents and consented to or directed by Requisite Purchasers; or

(ix)consent to the assignment or transfer by any Note Party of any of its rights and obligations under any Note Document, except as expressly provided in any Note Document.

(c)Other Consents.  No amendment, modification, termination or waiver of any provision of the Note Documents (excluding the Fee Letter), or consent to any departure by any Note Party therefrom, shall:

(i)amend, modify, or waive any provision of this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Note Documents or the definitions of “Obligations” or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Purchaser with Obligations then outstanding without the written consent of any such Purchaser; or

(ii)amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to Collateral Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of Collateral Agent, in each case in any manner adverse to Collateral Agent without the consent of Collateral Agent.

(d)[Reserved].

(e)Effect of Amendments, Etc.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser, each Note Party, and each future Note Party.

(f)Compensation for Amendments.  Notwithstanding anything to the contrary in any Note Document, unless otherwise agreed to by Requisite Purchasers in their sole discretion no Note Party may, nor may it permit any of its Subsidiaries to, directly or indirectly (including by being complicit in or otherwise facilitating any such action by any of their respective Affiliates or Subsidiaries or any direct or indirect holders or beneficial owners of any such Person’s Capital Stock) pay or otherwise transfer any consideration, whether by way of interest, fee, or otherwise, to or for the benefit of any current or prospective Purchaser or any of its Affiliates (other than customary upfront fees to be received by any new purchaser providing new commitments) for or as an inducement to any action or inaction by such Purchaser or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Note Document or any provision thereof unless such consideration is first offered to all then existing Purchasers in accordance with their respective Pro Rata Shares and is paid to any such Purchasers that act in accordance with such offer.

(g)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue, or rollover all or a portion of its Notes in connection with any refinancing, extension, modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Company and such Purchaser.

10.6Successors and Assigns; Transferees.

(a)Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Purchasers.  No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of all Purchasers.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of Collateral Agent, and Purchasers, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Register.  Company and Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders and owners of the corresponding Commitments and Notes (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Note shall be effective, in each case, unless and until recorded in the Register following Company’s acceptance of a fully executed an Transfer Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such transfer, in each case, as provided in Section 10.6(e).  Each transfer shall be recorded in the Register promptly following acceptance by Company of the fully executed Transfer Agreement and all other necessary documents and approvals, and a copy of such Transfer Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Transfer Effective Date”.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Notes.  It is intended that the Register be maintained such that the Notes are in “registered form” for the purposes of the Code.

(c)Right to Transfer.  Subject to the transfer restrictions referred to in the legend therein and Section 2.23 hereof, each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Notes owing to it or other Obligations (provided, however, that pro rata transfers shall not be required and each transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Note):

(i)to any Person meeting the criteria of clause (i)(a) or clause (ii) of the definition of the term of “Eligible Transferee” upon the giving of notice to Company; and

(ii)to any Person otherwise constituting an Eligible Transferee with the consent of Requisite Purchasers; provided, each such transfer pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount (x) as may be agreed to by Company, (y) as shall constitute the aggregate amount of the Notes of the transferring Purchaser or (z) as is transferred by a transferring Purchaser to an Affiliate or Related Fund of such Purchaser) with respect to the transfer of Notes.

(d)Mechanics.  Transfers of the Notes by Purchasers shall be effected by execution and delivery to Company of an Transfer Agreement.  Transfers made pursuant to the foregoing provision shall be effective as of the Transfer Effective Date.  In connection with all transfers there shall be delivered to Company such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the transferee under such Transfer Agreement may be required to deliver pursuant to Section 2.19(c).

(e)Notice of Transfer.  Upon its receipt and acceptance of a duly executed and completed Transfer Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Company shall record the information contained in such Transfer Agreement in the Register and shall maintain a copy of such Transfer Agreement.

(f)Representations and Warranties of Transferee.  Each Purchaser, upon execution and delivery hereof or upon succeeding to an interest in the Notes, as the case may be, represents and warrants as of the Closing Date or as of the Transfer Effective Date  that (i) it is an Eligible Transferee; (ii) it is making the representations and warranties set forth in Section 2.23; (iii) it will purchase or invest in, as the case may be, its Commitments or Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Notes or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Purchaser to any Note Party or any of its Affiliates; and (v) neither such Purchaser nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Note Party (other than the Obligations and obligations owing to Warrant Holder or any of its affiliates in respect of the Warrants) or any Capital Stock of any Note Party (other than the Warrants and any Capital Stock received in connection therewith).

(g)Effect of Transfer.  Subject to the terms and conditions of this Section 10.6, as of the Transfer Effective Date: (i) the transferee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent of its interest in the Notes as reflected in the Register and shall thereafter be a party hereto and a “Purchaser” for all purposes hereof; (ii) the transferring Purchaser thereunder shall, to the extent that rights and obligations hereunder have been transferred to the transferee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of a transfer covering all or the remaining portion of an transferring Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto on the Transfer Effective Date; provided, anything contained in any of the Note Documents to the contrary notwithstanding and (y) such transferring Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such transferring Purchaser as a Purchaser hereunder); and (iii) the transferring Purchaser shall, upon the effectiveness of such transfer or as promptly thereafter as practicable, surrender its existing Note to Company for cancellation, and thereupon Company shall issue and deliver a new Note to such transferee and/or to such transferring Purchaser, with appropriate insertions, to reflect the outstanding Notes of the transferee and/or the transferring Purchaser.

(h)[Reserved].

(i)Certain Other Transfers.  In addition to any other transfer permitted pursuant to this Section 10.6, but subject to the restrictions referred to in the legend therein and applicable securities laws, any Purchaser may assign, pledge and/or grant a security interest in, all or any portion of its Notes, the other Obligations owed by or to such Purchaser, and its Notes, to secure obligations of such Purchaser including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Purchaser, as between Company and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such transfer and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Purchaser” or be entitled to require the transferring Purchaser to take or omit to take any action hereunder.

10.7Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the occurrence of any Credit Date.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.17(~~c~~d), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Purchasers set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the Payment in Full of the Obligations.

10.9No Waiver; Remedies Cumulative.  No failure or delay on the part of Collateral Agent  or any Purchaser in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to  Collateral Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10Marshalling; Payments Set Aside.  None of Collateral Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Note Party makes a payment or payments to Purchasers, or Collateral Agent or Purchaser enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11Severability.  In case any provision in or obligation hereunder or under any Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12Obligations Several; Actions in Concert.  The obligations of Purchasers hereunder are several and no Purchaser shall be responsible for the obligations or Commitment of any other Purchaser hereunder.  Nothing contained herein or in any other Note Document, and no action taken by Purchasers pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement or any other Note Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Requisite Purchasers (as applicable).

10.13Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15CONSENT ~~TO~~TO JURISDICTION.  SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE  CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT AGENTS, AND PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY NOTE DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE PURCHASER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS,

TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17Confidentiality.   Collateral Agent and each Purchaser shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by Collateral Agent or such Purchaser pursuant to the requirements hereof in accordance with Collateral Agent’s or such Purchaser’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Note Party that, in any event, Collateral Agent and any Purchaser may make (i) disclosures of such information to Affiliates of such Purchaser or Collateral Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Purchaser or Collateral Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee or transferee in connection with the contemplated assignment or transfer of any Notes or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Note Party and its obligations (provided, such assignees, transferees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency when required by it,(iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Company promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosure to any

Purchasers’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (ix) disclosure to rating agencies and (x) disclosures with the consent of the relevant Note Party.  Notwithstanding the foregoing, on or after the Closing Date, GSSLG may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Note Parties) (collectively, “Trade Announcements”).  No Purchaser (other than GSSLG or its Affiliates) or Note Party shall (a) issue any Trade Announcement, (b) use or reference in advertising, publicity, or otherwise the name of Goldman Sachs, any Purchaser or any of their respective Affiliates, partners, or employees, or (c) represent that any product or any service provided has been approved or endorsed by Goldman Sachs, any Purchaser, or any of their respective Affiliates, except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Requisite Purchasers.

10.18Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Notes issued hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Purchasers an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Purchasers and Company to conform strictly to any applicable usury laws.  Accordingly, if any Purchaser contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the outstanding amount of the Notes issued hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Collateral Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this

Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20Entire Agreement.  This Agreement, together with the other Note Documents (including any such other Note Document entered into prior to the date hereof), reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21PATRIOT Act.  Each Purchaser hereby notifies each Note Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser to identify such Note Party in accordance with the PATRIOT Act.

10.22Electronic Execution of Transfers and Note Documents.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement, in any Transfer Agreement or any other Note Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Collateral Agent may request, and upon any such request the Note Parties shall be obligated to provide, manually executed “wet ink” signatures to any Note Document.

10.23No Fiduciary Duty.  Collateral Agent, each Purchaser, and their Affiliates (collectively, solely for purposes of this paragraph, the “Purchasers”), may have economic interests that conflict with those of the Note Parties, their equity holders and/or their affiliates.  Each Note Party agrees that nothing in the Note Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Purchaser, on the one hand, and such Note Party, its equity holders or its affiliates, on the other.  The Note Parties acknowledge and agree that (i) the transactions contemplated by the Note Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Note Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Purchaser has assumed an advisory or fiduciary responsibility in favor of any Note Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Purchaser has advised, is currently advising or will advise any Note Party, its equity holders or its Affiliates on other matters) or any other obligation to any Note Party except the obligations expressly set forth in the Note Documents and (y) each Purchaser is acting solely as principal and not as the agent or fiduciary of any Note Party, its management, stockholders, creditors or any other Person.  Each Note Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Note Party agrees that it will not claim that any Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Note Party, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CAPSTONE TURBINE CORPORATION

By:
	Name:	Darren R. Jamison
	Title:	President and Chief Executive Officer

CAPSTONE TURBINE INTERNATIONAL, INC.

By:
	Name:	Darren R. Jamison
	Title:	President and Chief Executive Officer

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By:
	Name:	Darren R. Jamison
	Title:	President and Chief Executive Officer

[Signature Page to Capstone A&R Note Purchase Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Purchaser

By:
Name:
Title:

[Signature Page to Capstone A&R Note Purchase Agreement]

APPENDIX A

APPENDIX A-1
TO NOTE PURCHASE AGREEMENT

Initial Notes Purchase Commitments

Purchaser	Initial Notes Purchase Commitment	Pro Rata Share
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.	$30,000,000.00	100%
Total	$30,000,000.00	100%

APPENDIX A-2
TO NOTE PURCHASE AGREEMENT

Additional Notes Purchase Commitments

Purchaser	Additional Notes Purchase Commitment	Pro Rata Share
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.	$20,000,000.00	100%
Total	$20,000,000.00	100%

Appendix A

APPENDIX B
TO NOTE PURCHASE AGREEMENT

Notice Addresses

CAPSTONE TURBINE CORPORATION

16640 Stagg Street

Van Nuys, CA 91406

Attention: Frederick S. Hencken III, Chief Financial Officer

Email: ehencken@capstoneturbine.com

CAPSTONE TURBINE INTERNATIONAL, INC.

16640 Stagg Street

Van Nuys, CA 91406

Attention: Frederick S. Hencken III, Chief Financial Officer

Email: ehencken@capstoneturbine.com

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

16640 Stagg Street

Van Nuys, CA 91406

Attention: Frederick S. Hencken III , Chief Financial Officer

Email: ehencken@capstoneturbine.com

in each case, with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel, Esq.

Email: jarel@goodwinlaw.com

Appendix B

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

as Collateral Agent,

and a Purchaser, to its address set forth below

Goldman Sachs Specialty Lending Group, L.P.

100 Crescent Court

Suite 1000

Dallas, TX 75201

Attention:  Capstone Turbine Corporation, Account Manager

Email: Vikas.Agrawal@gs.com; Kevin.Swartz@gs.com; and gs-slg-notices@gs.com

And, in any event, with a copy (which copy shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Sean O’Neal

Email: soneal@cgsh.com

Appendix B

Summary report: Litera Compare for Word 11.3.1.3 Document comparison done on 7/5/2023 4:39:48 PM
Style name: Adds Double Underline, Delete Strikethrough
Intelligent Table Comparison: Active
Original filename: 404876365_2(Capstone - Conformed NPA (precedent - conformed as of Second Amendment)).DOCX
Modified filename: 404876365_36(Capstone - Conformed NPA (CGSH 7.5.23)).DOCX
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Annex B

Annex B to Fourth Amendment to Amended and Restated Note Purchase Agreement

EXHIBIT A-1 TO
NOTE PURCHASE AGREEMENT

FUNDING NOTICE

Reference is made to the Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CAPSTONE TURBINE CORPORATION (“Company”), certain Subsidiaries of Company, as Guarantors, the Purchasers party thereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as  Purchaser and Collateral Agent.

Company desires to issue and sell to Purchasers Notes having an aggregate principal amount of $[__] in accordance with the applicable terms and conditions of the Note Purchase Agreement on [__], 20[__] (the “Credit Date”), which Notes shall be [SOFR Rate Notes] [Base Rate Notes] with an Interest Period of [__].

Pursuant to Section 2.1 of the Note Purchase Agreement, Company hereby, irrevocably, gives you notice and authorizes you to disburse the proceeds from the sale of the Additional Notes issued by Company on the Credit Date in accordance with the instructions included in that certain Letter of Direction, dated on or about the date hereof by and among Company and Purchasers.

[Remainder of Page Intentionally Left Blank]

Date: [ ]	CAPSTONE TURBINE CORPORATION

By:
Name:
Title:

Annex C

Annex C to Fourth Amendment to Amended and Restated Note Purchase Agreement

EXHIBIT A-2 TO
NOTE PURCHASE AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Amended and Restated Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CAPSTONE TURBINE CORPORATION (“Company”), certain Subsidiaries of Company, as Guarantors, the Purchasers party thereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as  Purchaser and Collateral Agent.

Pursuant to Section 2.8 of the Note Purchase Agreement, Company desires to convert or to continue the following portions of the Notes, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1. Initial Notes:

$[___,___,___]	SOFR Rate Notes to be continued with Interest Period of ____ month(s)

$[___,___,___]	Base Rate Notes to be converted to SOFR Rate Notes with Interest Period of ____ month(s)

$[___,___,___]	SOFR Rate Notes to be converted to Base Rate Notes

2. Additional Notes:

$[___,___,___]	SOFR Rate Notes to be continued with Interest Period of ____ month(s)

$[___,___,___]	Base Rate Notes to be converted to SOFR Rate Notes with Interest Period of ____ month(s)

$[___,___,___]	SOFR Rate Notes to be converted to Base Rate Notes

Company hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

[Remainder of Page Intentionally Left Blank]

Date: [mm/dd/yy]	CAPSTONE TURBINE CORPORATION

By:
Name:
Title:

[Signature Page to Conversion/Continuation Notice]

Annex D

[Schedule 6.24]